CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
3.75% Convertible Senior Subordinated Notes due 2025	$575,000,000.00(1)(2)	100%	$575,000,000.00(1)(2)	$40,997.50(3)
Common Stock, $1.00 par value per share	—(4)	—(4)	—(4)	—(5)

(1)	Equals the aggregate principal amount of 3.75% Convertible Senior Subordinated Notes due 2025 to be registered hereunder. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes $75,000,000 in aggregate principal amount of 3.75% Convertible Senior Subordinated Notes due 2025 that may be offered and sold pursuant to the exercise in full of the underwriter’s option to purchase additional 3.75% Convertible Senior Subordinated Notes due 2025.

(3)	Calculated pursuant to Rule 457(o) and Rule 457(r) under the Securities Act.

(4)	An indeterminate number of shares of common stock are being registered as may be issued from time to time upon conversion of the 3.75% Convertible Senior Subordinated Notes due 2025. Pursuant to Rule 416 under the Securities Act, the Registrant is also registering an indeterminate number of shares of common stock as may become issuable upon conversion by reason of adjustments in the conversion price.

(5)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock underlying the 3.75% Convertible Senior Subordinated Notes due 2025 because no additional consideration is to be received in connection with the exercise of the conversion privilege.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-166710

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 10, 2010)

$500,000,000

Omnicare, Inc.

3.75% Convertible Senior Subordinated Notes due 2025

We are offering $500,000,000 of our 3.75% Convertible Senior Subordinated Notes due 2025, which we refer to as the “convertible notes.” The convertible notes will be guaranteed on an unsecured senior subordinated basis by substantially all of our existing and future direct and indirect domestic subsidiaries (subject to certain exceptions). The convertible notes and guarantees will be our general senior subordinated obligations ranking equally with our other senior subordinated debt and will be subordinated to all of our and the guarantors’ senior debt, including our senior credit facility. The convertible notes will be structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the convertible notes and effectively subordinated to our and the guarantors’ secured debt.

The convertible notes will be convertible into cash and shares of our common stock, if applicable, initially based on a conversion rate of 36.4409 shares per $1,000 principal amount of convertible notes (equivalent to an initial conversion price of approximately $27.44 per share), subject to adjustment as described in this prospectus supplement at any time on or prior to the close of business on the business day immediately preceding the maturity date, only under the circumstances described in this prospectus supplement.

Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 25 trading-day cash settlement average period. See “Description of Convertible Notes—Conversion Rights—Settlement Upon Conversion.” In the event certain types of fundamental changes occur, we will increase the conversion rate as described herein.

The convertible notes will bear interest at a rate of 3.75% per year. Beginning with the six-month period commencing December 15, 2018, we will also pay contingent interest during any six-month period in which the trading price of the convertible notes, measured over a specified number of trading days, is 120% or more of the principal amount of the convertible notes. Interest on the convertible notes is payable on June 15 and December 15 of each year, beginning on June 15, 2011. The convertible notes will mature on December 15, 2025.

We and each holder of convertible notes will agree in the indenture relating to the convertible notes to treat the convertible notes as contingent payment debt instruments for U.S. federal income tax purposes. For a discussion of the special tax regulations governing contingent payment debt instruments, see “Certain United States Federal Income Tax Consequences.”

After December 15, 2018, we may redeem some or all of the convertible notes at a redemption price of 100% of the principal amount of the convertible notes being redeemed plus accrued and unpaid interest to, but excluding, the applicable redemption date, if the closing sale price of our common stock has exceeded 120% of the then current conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption.

You may require us to repurchase all or a portion of your convertible notes upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any).

Our common stock is listed on the New York Stock Exchange under the symbol “OCR.” The last reported sale price of our common stock on December 1, 2010 was $22.22 per share.

We do not intend to apply for listing of the convertible notes on any securities exchange or for inclusion of the convertible notes in any automated quotation system.

Investing in the convertible notes involves risks. See “Risk factors” beginning on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus.

	Per Note	Total
Price to the public	100.00%	$500,000,000
Underwriting discount	2.25%	$11,250,000
Proceeds to Omnicare (before expenses)(1)	97.75%	$488,750,000

(1)	Plus accrued interest, if any, from December 7, 2010.

We have granted the underwriters an option to purchase, for a 13-day period beginning with the original date of issuance of the convertible notes, up to an additional $75 million aggregate principal amount of convertible notes at the public offering price less underwriting discounts and commissions. This option may be exercised only if the underwriters sell more than $500 million principal amount of convertible notes in connection with this offering. The offering of the convertible notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these convertible notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the convertible notes to purchasers will be made on or about December 7, 2010.

Joint Book-Running Managers

Barclays Capital	Goldman, Sachs & Co.	J.P. Morgan

Co-Managers

Wells Fargo Securities	Mitsubishi UFJ Securities	RBS	SunTrust Robinson Humphrey

Prospectus Supplement dated December 1, 2010

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our convertible notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our convertible notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter or agent is making an offer to sell our convertible notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus supplement and the accompanying prospectus to “Omnicare,” the “Company,” “we,” “us” or “our” are to Omnicare, Inc. unless otherwise indicated or the context otherwise requires. This section contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference, including the “Risk factors” in this prospectus supplement and the accompanying prospectus, before making an investment decision.

We own the service marks and trademarks for Omnicare Geriatric Pharmaceutical Care Guidelines®, Omnicare Guidelines®, OSC2OR® and Omnicare Senior Health Outcomes™.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus supplement contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.

The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful

ii

integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D Plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan terminations; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreement.

Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

iii

SUMMARY

This section contains basic information about us and this offering. Because it is a summary, It does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference before making an investment decision. References in this prospectus supplement and the accompanying prospectus to “Omnicare,” the “Company,” “we,” “us” or “our” are to Omnicare, Inc. unless otherwise indicated or the context otherwise requires.

Our Company

Omnicare is a leading pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions. Our clients include primarily skilled nursing facilities (“SNFs”), assisted living facilities (“ALFs”), retirement centers, independent living communities, hospitals, hospices, and other healthcare settings and service providers. We are also a provider of specialty pharmaceutical products and support services. We serve long-term care facilities as well as chronic care and other settings which comprised approximately 1,385,000 beds, including approximately 81,000 patients served by the patient assistance programs of our specialty pharmacy services business, as of September 30, 2010. The comparable number at September 30, 2009 was approximately 1,389,000 (including 63,000 patients served by the patient assistance programs of the specialty pharmacy services business). We provide our pharmacy services in 47 states in the United States, the District of Columbia and in Canada as of September 30, 2010. We also provide operational software and support systems to long-term care pharmacy providers across the United States. Our contract research organization provides comprehensive product development and research services for the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostic industries in 32 countries worldwide as of September 30, 2010.

We operate in two business segments. Our primary line of business, Pharmacy Services, provides distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to SNFs, ALFs, retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. Pharmacy Services purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in these facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, our Pharmacy Services segment provides a variety of other products and services, including intravenous medications and nutrition products (infusion therapy services), respiratory therapy services, medical supplies and equipment, clinical care planning and financial software information systems, electronic medical records systems, pharmaceutical informatics services, pharmacy benefit management services, retail and mail-order pharmacy services, pharmaceutical care management for hospice agencies and product support and distribution services for specialty pharmaceutical manufacturers. We also provide pharmaceutical case management services for retirees, employees and dependents who have drug benefits under corporate-sponsored healthcare programs. Since 1989, we have been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents. The Pharmacy Services segment comprised approximately 97% of our total net sales for the year ended December 31, 2009 and 98% for the three months ended September 30, 2010.

Our other business segment is contract research organization services (“CRO Services”). CRO Services provides comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostics industries. The CRO Services segment comprised approximately 3% of our total net sales for the year ended December 31, 2009 and 2% for the three months ended September 30, 2010. We recorded a goodwill impairment charge of $91 million during the three months ended September 30, 2010 in connection with the CRO Services segment. See note 4 to the consolidated financial statements included in our Form 10-Q Quarterly Report for the three months ended September 30, 2010. We continue to evaluate our investment in the CRO business.

In mid-2009, we commenced activities to divest certain home healthcare and related ancillary businesses (“the disposal group”) that are non-strategic in nature. The disposal group, historically part of our Pharmacy Services segment, primarily represents ancillary businesses which accompanied other more strategic assets obtained by us in connection with our institutional pharmacy acquisition program. The results from continuing operations for all periods presented have been revised to reflect the results of the disposal group as discontinued operations, including certain expenses of ours related to the divestiture.

Our principal executive offices are located at 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and our telephone number is (859) 392-3300. Our corporate website address is www.omnicare.com. Information contained on our website is not part of this prospectus supplement.

Our Concurrent Tender Offer

On November 17, 2010 we commenced a tender offer to purchase for cash up to $525 million of our 3.25% convertible senior debentures due 2035 at a purchase price of $950 per $1,000 principal amount of the convertible debentures. The consummation of the tender offer is conditioned on, among other things, the completion of this offering of convertible notes. This offering of convertible notes, however, is not conditioned on the consummation of the tender offer.

We intend to use the net proceeds from this offering of convertible notes to finance the tender offer. We cannot assure you that we will be successful in consummating our tender offer or that any of the 3.25% convertible debentures will be tendered pursuant to the tender offer. The tender offer is being made pursuant to an Offer to Purchase, dated November 17, 2010, and related Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer. Nothing in this prospectus supplement should be construed as an offer to purchase any of our 3.25% convertible debentures.

The Offering

The following summary contains basic information about the convertible notes and is not intended to be complete. For a more complete understanding of the convertible notes, please refer to “Description of Convertible Notes.”

Issuer	Omnicare, Inc.

Securities Offered	$500 million aggregate principal amount of 3.75% Convertible Senior Subordinated Notes due 2025, which we refer to as convertible notes. We have also granted the underwriters an option to purchase up to an additional $75 million aggregate principal amount of convertible notes to cover over-allotments.

Offering Price	Each convertible note will be issued at a price of 100% of its principal amount plus accrued interest, if any, from December 7, 2010.

Maturity	December 15, 2025 unless earlier converted, redeemed or repurchased.

Interest Rate	3.75% per year. Interest will be payable in cash on June 15 and December 15 of each year, beginning June 15, 2011.

Contingent Interest	Beginning with the six-month interest period commencing December 15, 2018, we will pay contingent interest in cash during any six-month interest period in which the trading price of the convertible notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the convertible notes.

During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of convertible notes will equal 0.375% of the average trading price of $1,000 principal amount of the convertible notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.

Ranking	The convertible notes will be our unsecured senior subordinated obligations. Accordingly, they will rank:

•	subordinated in right of payment to all of our existing and future senior indebtedness (including our obligations under our senior credit facility);

•	equal in right of payment to our existing and future senior subordinated indebtedness (including obligations under our existing senior subordinated notes);

•	senior in right of payment to our existing and future subordinated indebtedness;

•	structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our existing or future non–guarantor subsidiaries; and

•	effectively subordinated in right of payment to our secured debt to the extent of the value of the assets securing such debt.

Guarantees	The convertible notes will be fully and unconditionally, jointly and severally guaranteed on an unsecured subordinated basis by substantially all of our existing and future direct and indirect domestic subsidiaries (subject to certain exceptions). Each subsidiary guarantee will rank:

•	subordinated in right of payment to the guarantors’ existing and future senior indebtedness (including the guarantors’ obligations under our senior credit facility);

•	equal in right of payment to the guarantors’ existing and future senior subordinated indebtedness (including obligations under our existing senior subordinated notes);

•	senior in right of payment to the guarantors’ existing and future subordinated indebtedness;

•

structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a guarantor if that subsidiary is also not a guarantor under the convertible notes; and

•	effectively subordinated in right of payment to the secured debt of the guarantors to the extent of the value of the assets securing such debt.

Conversion Rights	You may convert your convertible notes into shares of our common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

•

prior to December 15, 2023, on any date during any calendar quarter beginning after March 31, 2011 (and only during such calendar quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous calendar quarter;

•	at any time on or after December 15, 2023;

•	with respect to any convertible notes called for redemption, until the close of business on the business day prior to the redemption date;

•

if we distribute to all or substantially all holders of our common stock rights or warrants entitling them to purchase, for a period expiring not more than 60 calendar days following the record date for the distribution, shares of our common stock at a price per share less than the average closing sale price for the ten trading days preceding the announcement date for such distribution;

•	if we distribute to all or substantially all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the announcement date for such distribution;

•	during a specified period if certain types of fundamental changes occur; or

•

during the five consecutive business-day period following any five consecutive trading-day period if on each trading day during that five consecutive trading-day period, the trading price per $1,000 principal amount of convertible notes on that trading day was less than 98% of the product of the closing sale price per share of our common stock on that trading day and the conversion rate in effect on that trading day.

The convertible notes will be convertible based on an initial conversion rate of 36.4409 shares of common stock per $1,000 principal amount of the convertible notes (equivalent to an initial conversion price of approximately $27.44 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of Convertible Notes—Conversion Rights—Conversion Rate Adjustments.”

Upon a conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 25 trading-day cash settlement averaging period. See “Description of Convertible Notes—Conversion Rights—Settlement Upon Conversion.”

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest (including contingent interest, if any). See “Description of Convertible Notes—Conversion Rights.”

Adjustment to conversion rate upon a non-stock change of control	If and only to the extent holders elect to convert the convertible notes in connection with a transaction described under the first clause or fourth clause of the definition of fundamental change as described in “Description of Convertible Notes—Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not common equity interests traded or scheduled to be traded immediately following such transaction on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market, which we refer to as a non-stock change of control, we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of Convertible Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date and the price paid per share of our common stock in such non-stock change of control.

If holders of our common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such non-stock change of control.

Provisional Redemption By Omnicare	After December 15, 2018, we may redeem all or a part of the convertible notes for cash at a redemption price equal to 100% of the principal amount of the convertible notes being redeemed, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on, and including, the trading day prior to the mailing of the notice of redemption.

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change (as defined in this prospectus supplement) prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your convertible notes at a repurchase price equal to 100% of the principal amount of the convertible notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date. See “Description of Convertible Notes—Fundamental Change Put.”

Events of Default	If an event of default on the convertible notes occurs, the principal amount of the convertible notes, plus accrued and unpaid interest (including contingent interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Absence of a Public Market for the Convertible Notes	The convertible notes will be a new issue of securities. We cannot assure you that any active or liquid market will develop for the convertible notes. See “Underwriting.”

Trading	We do not intend to apply for listing of the convertible notes on any securities exchange or for inclusion of the convertible notes in any automated quotation system.

NYSE Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “OCR.”

Use of Proceeds

We estimate that the net proceeds from this offering of convertible notes will be approximately $486 million (or approximately $560 million if the underwriters exercise their option to purchase additional convertible notes in full) after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering of convertible notes to repurchase up to $525 million aggregate principal amount of our 3.25% convertible debentures pursuant to a tender offer launched on November 17, 2010. See “—Our Concurrent Tender Offer.” If all of the net proceeds are not needed to finance the tender offer, we currently intend to use all or a portion of the excess proceeds to repurchase or repay outstanding debt. The remaining net proceeds from this offering, if any, will be used for general corporate purposes. See “Use of Proceeds.”

U.S. Federal Income Tax Considerations	We and each holder of convertible notes will agree in the indenture to treat the convertible notes as contingent payment debt instruments for U.S. federal income tax purposes. Holders subject to U.S. federal income taxation will agree to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing—8.25%, compounded semi-annually—even though the convertible notes will have a significantly lower stated interest rate. You may recognize ordinary income in each year significantly in excess of interest payments (whether fixed or contingent) actually received that year. Additionally, you will generally be required to recognize as ordinary income (rather than capital gain) gain, if any, realized on a sale, exchange, conversion or redemption of the convertible notes. In the case of a conversion, this gain will be measured by the fair market value of the stock and cash received. A summary of certain U.S. federal income tax consequences of ownership of the convertible notes and our common stock is described in this prospectus supplement under the heading “Certain United States Federal Income Tax Consequences.” Owners of the convertible notes should consult their own tax advisors as to the U.S. federal, state, local or other tax consequences of acquiring, owning and disposing of the convertible notes and our common stock.

Forward-Looking Statements

In addition to historical information, this prospectus supplement and the accompanying prospectus contain certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See “Forward-Looking Statements” beginning on page ii of this prospectus supplement and “Forward-Looking Statements” beginning on page 1 of the accompanying prospectus.

Risk Factors

An investment in our convertible notes involves certain risks that you should carefully evaluate prior to making an investment in our convertible notes. See “Risk Factors” beginning on page S-12 of this prospectus supplement and “Risk Factors” beginning on page 2 of the accompanying prospectus.

Summary Historical Consolidated Financial Information

The following summary consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference into this prospectus supplement.

We derived the income statement data for the years ended December 31, 2007, 2008, 2009 and the balance sheet data as of December 31, 2008 and 2009 from our audited financial statements, which are incorporated by reference into this prospectus supplement. We derived the income statement data for the nine months ended September 30, 2009 and 2010 and the balance sheet data as of September 30, 2010 from our unaudited financial statements, which are incorporated by reference into this prospectus supplement. We derived the balance sheet data as of September 30, 2009 from our unaudited financial statements, which are not incorporated by reference into this prospectus supplement. We derived the balance sheet data as of December 31, 2007 from our financial statements, as adjusted for discontinued operations, which are not incorporated by reference into this prospectus supplement. In the opinion of management, the unaudited financial statements from which the information below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial results of operations as of the applicable dates and for the applicable periods in all material respects. Historical results are not necessarily indicative of the results to be expected in the future. In addition, interim results may not be indicative of results for the remainder of the year.

	Years Ended December 31,			Nine Months Ended September 30,
	2007(i)	2008(i)	2009(i)	2009(i)	2010(i)
Income Statement Data(a)(b):
Total net sales(c)	$6,100,394	$6,205,715	$6,166,209	$4,626,513	$4,587,800
Operating income	345,506	401,021	470,542	337,629	119,734
Interest expense(d)	163,073	143,073	119,896	90,650	99,298
Income from continuing operations before income taxes	167,107	241,796	332,339	230,837	4,882
Ratio of earnings to fixed charges(e)(f)	1.8x	2.2x	2.9x	2.8x	1.0x

Balance Sheet Data (at end of period)(a):
Cash and cash equivalents (including restricted cash)	$277,355	$216,559	$290,973	$327,066	$353,325
Working capital	1,803,990	1,730,904	1,599,558	1,520,676	1,820,335
Total assets	7,583,370	7,450,245	7,324,104	7,391,900	7,348,044
Long-term debt (excluding current portion)	2,416,131	2,352,824	1,980,239	1,972,952	2,206,073
Stockholders’ equity	3,540,823	3,654,869	3,875,993	3,811,640	3,796,580

Other Financial Data(a)(b):
Net cash flows from operating activities of continuing operations	$501,850	$436,156	$482,349	$431,033	$269,554
Net cash flows used in investing activities of continuing operations	(194,446)	(283,786)	(144,280)	(97,755)	(119,564)
Net cash flows used in financing activities of continuing operations	(173,747)	(208,706)	(275,929)	(233,611)	(69,160)
Capital expenditures(g)	42,828	59,606	30,865	26,266	18,602
EBITDA from continuing operations(h)	452,605	513,080	582,141	422,203	217,100
Ratio of EBITDA from continuing operations to interest expense(d)(h)	2.8x	3.6x	4.9x	4.7x	2.2x
Ratio of total debt to EBITDA from continuing operations(h)	5.3x	4.6x	3.6x	3.8x	7.6x
Total debt to total capitalization	40.6%	39.2%	35.2%	36.1%	36.8%

(a)	We have had an active acquisition program in effect since 1989, which impacts the comparability of the Company’s results. See the “Acquisitions” note to our 2009 consolidated financial statements for additional information concerning acquisitions.
(b)	Included in income from continuing operations are the following items which primarily impacted the Pharmacy Services segment. Management believes that these special items are either infrequent occurrences or otherwise not related to our ordinary course of business and/or are non-cash in nature (in thousands):

	Years Ended December 31,						Nine Months Ended September 30,
	2007(i)		2008(i)		2009(i)		2009(i)		2010(i)
Pre-tax:
Restructuring and other related charges	$27,883	(1)	$35,784	(1)	$29,155	(1)	$19,095	(6)	$16,851	(6)
Litigation and other related charges	42,516	(2)	99,267	(2)	77,449	(2)	71,761	(7)	71,598	(7)
Repack matters	17,193	(2)	6,445	(2)	(1,139	)(2)	5,221	(7)	(1,117	)(7)
Other expense	—		—		5,633	(3)	4,237	(8)	3,509	(8)
Amortization of discount on convertible notes	24,041	(4)	25,934	(4)	27,977	(4)	20,783	(9)	22,419	(9)
Acquisition and other related costs	—		—		1,399	(5)	2,218	(10)	3,978	(10)
Separation costs	—		—		—		—		39,573	(11)
Benefit plan termination and related costs	—		—		—		—		25,187	(12)
Goodwill impairment charge	—		—		—		—		90,628	(13)
Gain on rabbi trust assets	—		—		—		—		(3,164	)(12)
Debt redemption costs	—		—		—		—		10,167	(9)

Total special items	$111,633		$167,430		$140,474		$123,315		$279,629

Subtract special items already included in amortization or interest expense:
Other expense(14)	—		—		(5,633	)(3)	(4,237	)(8)	(27,234	)(8)
Amortization of discount on convertible notes(14)	(24,041	)(4)	(25,934	)(4)	(27,977	)(4)	(20,783	)(9)	(22,419	)(9)

Total special items, excluding items already included in amortization or interest expense(14)	$87,592		$141,496		$106,864		$98,295		$229,976

(1)	See the “Restructuring and Other Related Charges” note to the 2009 consolidated financial statements.
(2)	See the “Commitments and Contingencies” note to the 2009 consolidated financial statements.
(3)	See the “Stock-Based Compensation” note to the 2009 consolidated financial statements.
(4)	See the “Debt” note to the 2009 consolidated financial statements.
(5)	See the “Acquisitions” note to the 2009 consolidated financial statements.
(6)	See the “Restructuring and Other Related Charges” note to the September 30, 2010 consolidated financial statements.
(7)	See the “Commitments and Contingencies” note to the September 30, 2010 consolidated financial statements.
(8)	See the “Stock-Based Compensation” note to the September 30, 2010 consolidated financial statements.
(9)	See the “Debt” note to the September 30, 2010 consolidated financial statements.
(10)	See the “Acquisitions” note to the September 30, 2010 consolidated financial statements.
(11)	See the “Separation Costs” note to the September 30, 2010 consolidated financial statements.
(12)	See the “Employee Benefit Plans” note to the September 30, 2010 consolidated financial statements.
(13)	See the “Goodwill and Other Intangible Assets” note to the September 30, 2010 consolidated financial statements.

(14)	The noted special items are excluded for purposes of computing “Total special items, excluding items already included in amortization or interest expense” as they represent non-cash amortization or interest expense items and, thus, are already included in the amortization expense amount added to operating income along with depreciation expense or are already excluded from operating income to derive the corresponding EBITDA from continuing operations amounts disclosed above.
(c)	In accordance with the adoption of the authoritative guidance for income statement characterization of reimbursements received for incurred “out-of-pocket” expenses, we have recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as revenues and direct costs. This authoritative guidance relates solely to our contract research services business.
(d)	Our ratio of EBITDA from continuing operations to interest expense has been computed by dividing EBITDA from continuing operations by interest expense. Interest expense represents gross interest expense, rather than interest expense net of investment income.
(e)	Our ratio of earnings to combined fixed charges has been computed by adding income from continuing operations and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion management deemed representative of the interest portion) of rent expense.
(f)	Our ratio of earnings to combined fixed charges and preferred stock dividends for all periods presented are the same as our ratio of earnings to fixed charges because we had no shares of preferred stock outstanding during any period presented, and currently have no shares of preferred stock outstanding.
(g)	Primarily represents the purchase of computer equipment and software, machinery and equipment, and furniture, fixtures and leasehold improvements.
(h)	“EBITDA” represents earnings before interest (net of investment income), income taxes, depreciation and amortization. Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose. However, EBITDA does not represent net cash flows from operating activities, as defined by United States Generally Accepted Accounting Principles (“U.S. GAAP”), and should not be considered as a substitute for operating cash flows as a measure of liquidity. The Company’s calculation of EBITDA may differ from the calculation of EBITDA by others. The following is a reconciliation of EBITDA to net cash flows from operating activities (in thousands):

	Years Ended December 31,			Nine Months Ended September 30,
	2007(i)	2008(i)	2009(i)	2009(i)	2010(i)
EBITDA from continuing operations	$452,605	$513,080	$582,141	$422,203	$217,100
Subtract: Interest expense, net of investment income	(154,358)	(133,291)	(110,226)	(86,009)	(92,433)
Income tax provision	(65,123)	(97,270)	(97,523)	(77,869)	(30,827)
Write-off of debt issuance costs	—	—	—	—	2,060
Debt redemption tender offer premium	—	—	—	—	(7,591)
Goodwill impairment charge	—	—	—	—	90,628
Benefit plan termination and related costs	—	—	—	—	25,187
Change in assets and liabilities, net of effects from acquisition and divestiture of businesses	268,726	153,637	107,957	172,708	65,430

Net cash flows from operating activities of continuing operations	501,850	436,156	482,349	431,033	269,554
Net cash flows from operating activities of discontinued operations	3,679	2,041	1,445	568	1,154

Net cash flows from operating activities	$505,529	$438,197	$483,794	$431,601	$270,708

(i)	In mid-2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the disposal group”) that are non-strategic in nature. The disposal group, historically part of Omnicare’s Pharmacy Services segment, primarily represents ancillary businesses which accompanied other more strategic assets obtained by Omnicare in connection with the Company’s institutional pharmacy acquisition program. The results from continuing operations for all periods presented have been revised to reflect the results of the disposal group as discontinued operations, including certain expenses of the Company related to the divestiture. All amounts disclosed herein relate to the Company’s continuing operations unless otherwise stated.

RISK FACTORS

Investing in the convertible notes involves risks. You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

Risks relating to our business

If we or our client facilities fail to comply with Medicaid and Medicare regulations, our revenue could be reduced, we could be subject to penalties and we could lose our eligibility to participate in these programs.

Historically, prior to Part D, approximately one-half of our pharmacy services billings were directly reimbursed by government sponsored programs (including Medicaid and, to a lesser extent, Medicare). Beginning January 1, 2006, the prescription drug benefit under Part D became effective. As a result, we experienced a shift in payor mix (as a percentage of annual sales) in 2006, such that payments under Part D now represent approximately 43% of total Company revenues for the year ended December 31, 2009. In particular, Medicare beneficiaries who are also entitled to benefits under a state Medicaid program (so-called “dual eligibles”), including the nursing home residents we serve whose drug costs were previously covered by state Medicaid programs, now have their outpatient prescription drug costs covered by the Medicare drug benefit. In 2005, the year immediately preceding Part D, approximately 46% of our revenue was derived from beneficiaries covered under state Medicaid programs. Under the Part D benefit, payment is determined in accordance with the agreements we have negotiated with the Part D Plans. The remainder of our billings are paid or reimbursed by individual residents, long-term care facilities and other third party payors, including private insurers. A portion of these revenues also are indirectly dependent on government programs.

The table below represents our approximated payor mix (as a percentage of annual sales) for the last three years ended December 31:

	2009	2008	2007
Private pay, third-party and facilities(a)	42%	43%	42%
Federal Medicare program (Part D & Part B)(b)	44%	42%	43%
State Medicaid programs	9%	10%	11%
Other sources(c)	5%	5%	4%

Totals	100%	100%	100%

(a)	Includes payments from SNFs on behalf of their federal Medicare program-eligible residents (Medicare Part A) and for other services and supplies, as well as payments from third-party insurers and private pay.
(b)	Includes direct billing for medical supplies under Part B totaling 1% in each of the 2009, 2008 and 2007 years.
(c)	Includes our contract research organization.

The Medicaid and Medicare programs are highly regulated. The failure, even if inadvertent, of us and/or our client facilities to comply with applicable regulations could adversely affect our reimbursement under these programs and our ability to continue to participate in these programs. As disclosed under the heading “Government Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2009, our client long-term care facilities are required to be certified to be in compliance with requirements pertaining to participation in the Medicare and Medicaid programs. Facilities are surveyed for compliance with these program requirements. On December 18, 2006, the Centers for Medicare & Medicaid Services (“CMS”) issued final updated Guidance to Surveyors on Long Term Care regarding the survey protocol for review of pharmacy services provided in long-term care facilities participating in the Medicare and Medicaid programs. The guidelines expanded the areas and detail in which surveyors assess pharmacy services at the facility, including ordering, acquiring, receiving, storing, labeling, dispensing and disposing of all medications at the facility; the provision of medication-related information to health care professionals and residents; the process of identifying and addressing medication-related issues through medication regimen reviews and collaboration between the licensed consultant pharmacist, the facility and other healthcare professionals; and the provision, monitoring and use of medication-related devices. The guidelines also emphasize the important role of consultative services of pharmacists in promoting safe and effective medication use through the coordination of all aspects of pharmacy services provided to all residents within a facility. While we have extensive policies and procedures involving the provisions of pharmacy services and consulting pharmacist service to long-term care facilities, there can be no assurance that the increased requirements and the enhanced focus on pharmacy services by government surveyors will not have an adverse impact on our clients or on our businesses. In addition, our failure to comply with applicable Medicare and Medicaid regulations could subject us to other penalties.

Continuing efforts to contain healthcare costs may reduce our future revenue.

Our sales and profitability are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which lower reimbursement levels under Medicare, Medicaid or private pay programs, including managed care contracts, could reduce our future revenue. Furthermore, other changes in these reimbursement programs or in related regulations could reduce our future revenue. These changes may include modifications in the timing or processing of payments, limits on the number of days for which drugs may be dispensed and other changes intended to limit or decrease the growth of Medicare, Medicaid or third party expenditures. In addition, our profitability may be adversely affected by any efforts of our suppliers to shift healthcare costs by increasing the net prices on the products we obtain from them.

Federal and state healthcare legislation has significantly impacted our business, and future legislation and regulations are likely to affect us.

Over the years, federal legislation has resulted in major changes in the healthcare system, which significantly affected healthcare providers. Under the Prospective Payment System (“PPS”), Medicare pays SNFs a fixed fee per patient per day based upon the acuity level of the resident, covering substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. PPS initially resulted in a significant reduction of reimbursement to SNFs. Congress subsequently sought to restore some of the reductions in reimbursement resulting from PPS. Although some of the reductions were subsequently mitigated, the PPS fundamentally changed the payment for Medicare SNF services.

SNF payments are updated annually to reflect inflation, although these amounts are subject to other adjustments. For fiscal year 2009, beginning October 1, 2008, SNFs received a 3.4 percent inflation update that increased overall payments to SNFs by $780 million. For fiscal year 2010, beginning on October 1, 2009, payments to SNFs were reduced by 1.1 percent, or $360 million to SNFs overall, compared to fiscal year 2009 levels. While the payment levels reflect a 2.2 percent market basket inflation update, that amount was more than offset by a 3.3 percent ($1.050 billion) adjustment intended to recalibrate case mix weights to compensate for increased expenditures resulting from refinements made in January 2006. On July 22, 2010, CMS published a notice with comment period updating SNF PPS rates for fiscal year 2011, which began October 1, 2010. CMS estimates that overall estimated payments for SNFs in fiscal year 2011 under the notice will increase by $542 million, or 1.7 percent, compared to 2010 levels. This payment amount reflects a market basket update of 2.3 percent, reduced by a negative 0.6 percent adjustment to account for the difference between the forecasted and actual change in the market basket index for fiscal year 2009.

Under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education and Reconciliation Act of 2010 (collectively, the “ACA”), the market basket inflation update for SNFs will be reduced by the full so-called “productivity adjustment” beginning in fiscal year 2012. This means that the market basket inflation increase will be reduced by a percent determined by the Department of Labor Statistics that reflects economy wide productivity gains in delivering health care services and to encourage more efficient care. Other ACA provisions impacting SNFs include, among others: a requirement that the Secretary of the Department of Health and Human Services (the “Secretary”) develop a plan for a SNF value-based purchasing payment system; the establishment of a national voluntary pilot program to bundle Medicare payments for hospital and post-acute services; new standards relating to quality assurance and performance improvement; a mandatory compliance program requirement; enhanced transparency disclosure and reporting requirements; and strengthened fraud and abuse and penalty provisions. These or other future reimbursement or operational changes could have an adverse effect on the financial condition of our SNF clients, which could, in turn, adversely affect the timing or level of their payments to us.

The Medicare Part D prescription drug benefit significantly shifted the payor mix for our pharmacy services. Effective January 1, 2006, the Part D drug benefit permits Medicare beneficiaries to enroll in Part D Plans for their drug coverage. Medicare beneficiaries generally have to pay a premium to enroll in a Part D Plan, with the premium amount varying from plan to plan, although the CMS provides various federal subsidies to Part D Plans to reduce the cost to beneficiaries. Medicare beneficiaries who are also entitled to benefits under a state Medicaid program (so-called “dual eligibles”) have their prescription drug costs covered by the new Medicare drug benefit, unless they elect to opt out of Part D coverage. Many nursing home residents we serve are dual eligibles, whose drug costs were previously covered by state Medicaid programs. For the nine months ended September 30, 2010, approximately 44% of our revenue was derived from beneficiaries covered under the federal Medicare Part D program.

We obtain reimbursement for drugs we provide to enrollees of a given Part D Plan pursuant to the agreement we negotiate with that Part D Plan. We have entered into such agreements with nearly all Part D Plan sponsors under which we provide drugs and associated services to their enrollees. We continue to have ongoing discussions with Part D Plans and renegotiate these agreements in the ordinary course. Further, the proportion of our Part D business serviced under specific agreements may change over time based upon beneficiary choice, reassignment of dual eligibles to different Part D Plans, Part D Plan consolidation and other factors. As such, reimbursement under these agreements is subject to change.

Moreover, as expected in the transition to a program of this magnitude, certain administrative and payment issues have arisen, resulting in higher operating expenses, as well as outstanding gross accounts receivable (net of allowances for contractual adjustments, and prior to any allowance for doubtful accounts), particularly for copays owed by Part D Plans for dual eligibles and other low income subsidy eligible beneficiaries. As of September 30, 2010, copays outstanding from Part D Plans were approximately $15 million relating to 2006 and 2007. We are pursuing solutions, including legal actions against certain Part D payors, to collect outstanding copays, as well as certain rejected claims. Participants in the long-term care pharmacy industry continue to address these issues with CMS and the Part D Plans and attempt to develop solutions. Among other things, on January 12, 2009, CMS finalized a change in its regulations requiring Part D Plan sponsors to accept and act upon certain types of documentation, referred to as “best available evidence,” to correct co-pays. On April 15, 2010, CMS issued final rules that make numerous changes to the regulations governing Part D, including certain Part D Plan payment rules and processes. In particular, a new rule requires that, beginning in 2011, Part D Plans will be required to correct and pay copay amounts within 45 days of receiving “complete information” indicating that a claim adjustment is required based on a beneficiary’s low income subsidy status. We believe this will improve our collection of copays from Part D plans. While many of the other changes in these final rules codify into regulation existing CMS practice, and as such are not expected to have a significant effect, there can be no assurance that this or future regulatory changes to the Part D program will not adversely impact our results of operations, financial position or cash flows.

CMS has issued subregulatory guidance on many aspects of the Part D program, including the provision of pharmaceutical services to long-term care residents. CMS has also expressed some concerns about pharmacies’

receipt of discounts, rebates and other price concessions from drug manufacturers. For 2007 and 2008, CMS instructed Part D Plan sponsors to require pharmacies to disclose to the Part D Plan sponsor any discounts, rebates and other direct or indirect remuneration designed to directly or indirectly influence or impact utilization of Part D drugs. We reported information specified by CMS with respect to rebates received by us for 2007 and the first quarter of 2008 to those Part D Plans which agreed to maintain the confidentiality of such information. In November 2008, CMS suspended collection of the long-term care pharmacy rebate data from Part D Plan sponsors for calendar years 2008 and 2009. Instead, CMS developed its plan to collect different non-rebate information to focus plan attention on network pharmacy compliance and appropriate drug utilization management. The final Part D reporting requirements for calendar year 2010 include instructions for plans to report to CMS the number and cost of formulary versus non-formulary prescription drugs dispensed in the aggregate by each long-term care pharmacy and by all retail pharmacies as a group in the Part D Plan’s service area. CMS also issued a memo on November 25, 2008 reminding Part D Plan sponsors of the requirement to (1) provide convenient access to network long-term care pharmacies to all of their enrollees residing in long-term care facilities, and (2) exclude payment for drugs that are covered under a Medicare Part A stay that would otherwise satisfy the definition of a Part D drug. We will continue to work with Part D Plan sponsors to ensure compliance with CMS’s evolving policies related to long-term care pharmacy services.

The Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”) includes further reforms to the Part D program. As of January 1, 2009, the law also requires Part D Plan sponsors to update the prescription drug pricing data they use to pay pharmacies at least every seven days. As of January 1, 2010, the law requires that long-term care pharmacies have between 30 and 90 days to submit claims to a Part D Plan. The law also expands the number of Medicare beneficiaries who will be entitled to premium and cost-sharing subsidies by modifying previous income and asset requirements, eliminates late enrollment penalties for beneficiaries entitled to these subsidies, and limits the sales and marketing activities in which Part D Plan sponsors may engage, among other things. On September 18, 2008, CMS published final regulations implementing many of the MIPPA Part D provisions, and the agency published another interim final rule with comment period on January 16, 2009 implementing additional MIPPA provisions related to drug formularies and protected classes of drugs.

The ACA also makes numerous changes to the Part D benefit, including: providing a $250 payment to Part D beneficiaries who reach the so-called “donut hole” coverage gap during 2010, and gradually eliminating the coverage gap beginning in 2011 and finishing in 2020; beginning January 1, 2011, requiring manufacturers of certain branded drug and biological products that are on the given Part D plan’s formulary to provide a discount equal to 50% of the negotiated price of such drugs when dispensed to beneficiaries not eligible for the low income subsidy during the coverage gap period; permitting the Secretary to establish certain categories of drugs warranting special formulary treatment; requiring Part D plan sponsors to provide additional medication therapy management services; reducing Part D subsidies for high income beneficiaries (which will result in an increase in such beneficiaries’ premiums, beginning in 2011); and requiring the Secretary, beginning in 2012, to require Part D plan sponsors “to utilize specific, uniform dispensing techniques” as determined by the Secretary, such as weekly, daily, or automated dose dispensing, when dispensing drugs to enrollees in long-term care facilities to reduce prescription drug waste associated with 30-day fills. The Secretary is required to consult with relevant stakeholders, including nursing facility representatives and residents, pharmacists, retail and long-term care pharmacies, Part D plans and others determined appropriate by the Secretary, in determining what techniques it will require. On November 22, 2010, CMS published a proposed rule that would update Part D prescription drug benefit regulations to reflect ACA requirements and make other program changes for contract year 2012. Among other things, the proposed rule would: eliminate Part D cost-sharing for full-benefit dual eligible individuals who are receiving certain home and community-based services; codify statutory changes to close the Part D coverage gap; and provide for more frequent dispensing of certain branded drugs for Part D beneficiaries residing in long term care facilities to reduce waste. Several other ACA provisions will require CMS to promulgate regulations to establish the specific requirements under the statute. We cannot predict at this time whether such legislation and its implementing regulations, or future Part D legislation or regulations, will impact our business.

Moreover, CMS continues to issue guidance on and make revisions to the Part D program. We are continuing to monitor issues relating to implementation of the Part D benefit, and until further agency guidance is known and until all administrative and payment issues associated with the transition to this massive program are fully resolved, there can be no assurance that the impact of the Part D rules, future legislative changes, or the outcome of other potential developments relating to its implementation on our business, results of operations, financial position or cash flows will not change based on the outcome of any unforeseen future developments.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 also changed the Medicare payment methodology and conditions for coverage of certain items of durable medical equipment prosthetics, orthotics, and supplies (“DMEPOS”) under Medicare Part B. Approximately 1% of our revenue is derived from beneficiaries covered under Medicare Part B. The changes impacted payment levels, clinical conditions for payment, quality standards (applied by CMS-approved accrediting organizations), and competitive bidding requirements. Only suppliers that are winning bidders will be eligible to provide competitively bid items to Medicare beneficiaries in the selected areas, and winning bidders will be paid based on the median of the winning suppliers’ bid for each of the selected items in the region, rather than the Medicare fee schedule amount.

In mid-2007, CMS conducted a first round of bidding for 10 DMEPOS product categories in 10 competitive bidding areas, and announced winning bidders in March 2008. Due to concerns about the bidding program in MIPPA, Congress terminated the contracts awarded by CMS in the first round of competitive bidding, and adopted a number of changes to the bidding program. CMS was required to rebid those areas in 2009, with bidding for round two delayed until 2011. The delay was financed by reducing Medicare fee schedule payments for all items covered under round one competitive bidding by 9.5 percent nationwide effective January 1, 2009, followed by a 2 percent increase in 2014 (with certain exceptions). Bidding for the current round began October 21, 2009, and ended December 21, 2009. The program is scheduled to go into effect January 1, 2011 in nine geographic areas. We participated in the bidding process and was awarded contracts to provide enteral nutrients, equipment and supplies in three regions. On July 2, 2010, CMS announced that reimbursement to contract suppliers under the Round 1 rebid will average 32% below the Medicare DMEPOS fee schedule amounts, with weighted average reimbursement levels for products in the enteral nutrients, equipment and supplies category reduced by 28% compared to fee schedule amounts.

The competitive bidding program has been subject to revision by Congress. The ACA requires the Secretary to expand the number of areas to be included in round two of the competitive bidding program to 100 of the largest MSAs. In addition, the ACA requires (rather than permits) the Secretary to use information regarding payments determined under competitive bidding to adjust DMEPOS payments in areas outside of competitive bidding areas beginning in 2016. Likewise, for items furnished on or after January 1, 2016, the Secretary is directed to continue to adjust prices as additional information is obtained when new items are subject to competitive bidding or when contracts are recompeted. The ACA further revises Medicare payments to DMEPOS suppliers by eliminating the full inflation update to the fee schedule for 2011 through 2014, in addition to a 2% add-on scheduled to be applied in 2014 to those items that had been selected for inclusion in the first round of the DMEPOS competitive bidding program and that had been subject to a 9.5% fee schedule reduction in 2009. Instead, for 2011 and each subsequent year, rates will be increased by an annual inflation index less the productivity adjustment. CMS’s Medicare physician fee schedule rule for calendar year 2011, published November 29, 2010, implements a number of these ACA policies and make other reforms to the DMEPOS competitive bidding program, including implementing a national mail order competitive bidding program for diabetic testing supplies and making other refinements related to the furnishing of diabetes supplies; creating an appeals process for suppliers considered to be in breach of contract; and clarifying reimbursement to grandfathered suppliers, among other things. There can be no assurance that reimbursement levels established through the bidding process or these legislative changes will not adversely impact our results of operations, cash flows, or financial condition.

With respect to Medicaid, many states are facing budget pressures that could result in increased cost containment efforts impacting healthcare providers. States have considerable latitude in setting payment rates for nursing facility services. States also have flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including nursing facilities and institutional pharmacy services, some states do use managed care principles in their long-

term care programs. The Deficit Reduction Act (“DRA”) also gives states greater flexibility to expand access to home and community based services by allowing states to provide these services as an optional benefit without undergoing the waiver approval process, and includes a demonstration to encourage states to provide long-term care services in a community setting to individuals who currently receive Medicaid services in nursing homes. The ACA contains additional incentives to state Medicaid programs to promote community-based care as an alternative to institutional long-term care services. Such initiatives could increase state funding for home and community-based services, while prompting states to cut funding for nursing facilities. No assurances can be given that state Medicaid programs ultimately will not change the reimbursement system for long-term care or pharmacy services in a way that adversely impacts us.

The DRA also changed the so-called federal upper limit payment rules for multiple source prescription drugs covered under Medicaid. The upper limit only applies to drug ingredient costs and does not include dispensing fees, which continue to be determined by the states. First, the DRA redefined a multiple source drug subject to the upper limit rules to be a covered outpatient drug that has at least one other drug product that is therapeutically equivalent. Thus, under the DRA, the federal upper limit would be triggered when there were two or more therapeutic equivalents, instead of three or more as was previously the case. Second, effective January 1, 2007, the DRA changed the federal upper payment limit from 150 percent of the lowest published price for a drug (which is usually the wholesale acquisition cost) to 250 percent of the lowest average manufacturer price (“AMP”). On July 17, 2007, CMS issued a final rule with comment period to implement changes to the upper limit rules. Among other things, the final rule: established a new federal upper limit calculation for multiple source drug based on 250 percent of the lowest AMP in a drug class; required CMS to post AMP amounts on its Web site; and established a uniform definition for AMP. Additionally, the final rule provided that sales of drugs to long-term care pharmacies for supply to nursing homes and assisted living facilities (as well as associated discounts, rebates or other price concessions) are not to be taken into account in determining AMP where such sales can be identified with adequate documentation, and that any AMPs which are not at least 40% of the next highest AMP will not be taken into account in determining the upper limit amount (the so-called “outlier” test). However, on December 19, 2007, the United States District Court for the District of Columbia issued a preliminary injunction that enjoins CMS from implementing provisions of the July 17, 2007 rule to the extent that it affects Medicaid reimbursement rates for retail pharmacies under the Medicaid program. The order also enjoins CMS from posting AMP data on a public Web site or disclosing it to states. As a result of this preliminary injunction, CMS did not post AMPs or new upper limit prices based upon the July 17, 2007 final rule. Separately, on October 7, 2008, CMS published a final rule revising the definition of multiple source drug set forth in the July 17, 2007 final rule. In short, the effect of the rule was that federal upper limits would apply in all states unless the state finds that a particular generic drug is not available within that state. CMS also noted that the regulation is subject to the injunction by the United States District Court for the District of Columbia to the extent that it may affect Medicaid reimbursement rates for pharmacies. Moreover, MIPPA delayed the adoption of the DRA’s new federal upper limit payment rules for Medicaid based on AMP for multiple source drugs and prevented CMS from publishing AMP data before October 1, 2009.

CMS issued a final rule on November 15, 2010 that withdraws certain provisions of the July 2007 and October 2008 Medicaid rules in light of retail pharmacies’ legal challenges to the definition of AMP and the multiple source drug provisions, and because provisions in the ACA effectively superseded these AMP provisions. Specifically, the ACA redefined “average manufacturer price” and “multiple source drug,” and has established a new formula for calculating federal upper payment limits. AMP is now defined as the average price paid to the manufacturer for the drug in the United States by wholesalers for drugs distributed to “retail community pharmacies” and by retail community pharmacies purchasing directly from manufacturers. However, the term expressly excludes a variety of items: customary prompt payment discounts extended to wholesalers; bona fide service fees paid by manufacturers to wholesalers or retail community pharmacies (including distribution service fees, inventory management fees, product stocking allowances, and fees associated with administrative services agreements and patient care programs, such as medication compliance programs and patient education programs); reimbursement for recalled, damaged, expired or otherwise unsalable returned goods; and payments received from, or rebates and discounts provided to, pharmacy benefit managers, managed care organizations, mail order pharmacies, long-term care providers, or any other entity that does not conduct business as a wholesaler or retail community pharmacy. The term “retail community pharmacy” is defined as an independent pharmacy, a chain pharmacy, a supermarket pharmacy, or a mass merchandiser pharmacy that is licensed as a pharmacy and dispenses medications to the general public at retail prices; the term expressly excludes pharmacies that dispense prescriptions through the mail, nursing home pharmacies, long-term care facility pharmacies, hospital pharmacies, clinics, charitable or not-for-profit pharmacies, government pharmacies, and pharmacy benefit managers. The definition of “multiple source drug” is revised to require that a drug be available for purchase in the United States, rather than in the given state.

The ACA also reverses the DRA provision requiring that upper payment limits be established where there are two or more therapeutically equivalent drugs for a multiple source drug, reverting to the pre-DRA requirement for three or more therapeutically equivalents to trigger this requirement. The PPACA’s new formula for federal upper payment limits requires that the Secretary calculate the limits as no less than 175% of the weighted average (determined on the basis of utilization) of the most recently reported monthly AMP available for purchase by retail community pharmacies on a nationwide basis. The Secretary is required to use a “smoothing process” for AMPs; this may involve use of average monthly amounts reported by manufacturers over a given period (e.g. trailing 12 months) to reduce month-to-month variation in reported AMPs.

In addition to reporting AMPs, manufacturers are required to report to CMS the number of units of the product used to calculate its AMP; this data will be necessary to calculate weighted average AMPs determined on the basis of utilization. Rather than publishing the AMP for each manufacturer’s drug, CMS is required to publish only the weighted average AMP. Manufacturers have until November 30, 2010 to report AMPs for the October 2010 reporting period using the new definition and unit volume. We cannot at present determine what changes, if any, in upper limit prices will result from implementation of the ACA. Further, given that the ACA requires only that upper limit prices be “not less than” the 175 percent amount described above, it is unclear when, and to what extent, any revisions in AMP-based upper limit prices will be implemented.

With the advent of Medicare Part D, our revenues from state Medicaid programs are substantially lower than has been the case previously. However, some of our agreements with Part D Plans and other payors have incorporated the Medicaid upper limit rules into the pricing mechanisms for prescription drugs. We cannot predict the impact of the new law, as compared with current federal upper payment limits, on our business. Further, there can be no assurance that new federal upper limit payments, CMS or Congressional action, or other efforts by payors to limit reimbursement for certain drugs will not adversely impact our business.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). This $790 billion economic stimulus package includes a number of health care policy provisions, including approximately $19 billion in funding for health information technology infrastructure and Medicare and Medicaid incentives to encourage doctors, hospitals, and other providers to use health information technology to electronically exchange patients’ health information. The law also strengthens federal privacy and security provisions to protect personally-identifiable health information. In addition, the legislation increases Federal Medical Assistance Percentage payments by approximately $87 billion to help support state Medicaid programs in the face of budget shortfalls. The law also temporarily extends current Medicaid prompt payment requirements to nursing facility and hospital claims, requiring state Medicaid programs to reimburse providers for 90 percent of claims within 30 days of receipt and 99 percent of claims within 90 days of receipt. On August 10, 2010, President Obama signed into law H.R. 1586, the Education Jobs and Medicaid Assistance Act. Among other things, the legislation provides an extra $16.1 billion in enhanced Medicaid matching funds to the states after temporary spending under the ARRA expires at the end of 2010. This increased Medicaid funding is offset in part by changes in Medicaid AMP policy. Currently, the calculation of AMP excludes certain payments and rebates if received from or provided to entities other than retail community pharmacies. H.R. 1586 provides an exception to that exclusion for inhalation, infusion, instilled, implanted, or injectable drugs that are not generally dispensed through retail community pharmacies; this change is expected to save $2 billion over 10 years. The Company is reviewing the implementation of the law and assessing the potential impact of the various provisions on the Company.

Two other recent actions at the federal level could impact Medicaid payments to nursing facilities. The Tax Relief and Health Care Act of 2006 modified several Medicaid policies including, among other things, reducing the limit on Medicaid provider taxes from 6 percent to 5.5 percent from January 1, 2008 through September 30, 2011. On February 22, 2008, CMS published a final rule that implements this legislation, and makes other clarifications to the standards for determining the permissibility of provider tax arrangements. Provisions of the rule were delayed through June 30, 2010. Second, on May 21, 2007, CMS published a rule designed to ensure that Medicaid payments to governmentally operated nursing facilities and certain other health care providers are based on actual costs and that state financing arrangements are consistent with the Medicaid statute. CMS estimated that the rule would save $120 million during the first year and $3.87 billion over five years, but Congress blocked the rule through April 1, 2009. The American Recovery and Reinvestment Act of 2009 expresses the sense of Congress that the Secretary of Health and Human Services should not promulgate the provider cost limit rule, citing a ruling by the United States District Court for the District of Columbia that the final rule was “improperly promulgated.” On November 30, 2010 CMS published a final rule formally withdrawing the May 2007 rule, effective upon publication.

Broader changes in federal healthcare policy have been adopted in the ACA. The new law seeks to expand access to affordable health insurance through insurance market reforms, the establishment of health insurance “exchanges” through which individuals and small businesses can purchase qualified insurance coverage, expansion of the Medicaid program and the imposition of health insurance mandates on employers and individuals. The legislation also makes many changes to Medicare and Medicaid provider payments and operations, and directs the Secretary to conduct numerous pilot programs, demonstration projects and studies that could, in the future, lead to alternative healthcare delivery and payment systems. Further, the law empowers the new Independent Payment Advisory Board to recommend changes to the Medicare program to limit its spending growth that will go into effect automatically unless Congress enacts alternative legislation achieving the required level of savings, which could lead to additional changes in provider payments and the organization of the delivery system.

In order to rein in healthcare costs, we anticipate that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for healthcare providers, including long-term care facilities and pharmacies. Given the debate regarding the cost of healthcare, managed care, universal healthcare coverage, and other healthcare issues, we cannot predict with any degree of certainty the impact of the ACA or additional healthcare initiatives, if any, will have on our business. Further, we receive discounts, rebates and other price concessions from pharmaceutical manufacturers pursuant to contracts for the purchase of their products. There can be no assurance that any changes in legislation or regulations, or interpretations of current law, that would eliminate or significantly reduce the discounts, rebates and other price concessions that we receive from manufacturers or that otherwise impact payment available for drugs under federal or state healthcare programs, would not have a material adverse impact on our overall consolidated results of operations, financial position or cash flows. Longer term, funding for federal and state healthcare programs must consider the aging of the population; the growth in enrollees as eligibility is potentially expanded; the escalation in drug costs owing to higher drug utilization among seniors; the impact of the Medicare Part D benefit for seniors; the introduction of new, more efficacious but also more expensive medications; and the long-term financing of the entire Medicare program. Given competing national priorities, it remains difficult to predict the outcome and impact on us of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs. Further, Medicare, Medicaid and/or private payor rates for pharmaceutical supplies and services may not continue to be based on current methodologies or remain comparable to present levels. Any future healthcare legislation or regulation impacting these rates may materially adversely affect our business.

Changes in the use of the average wholesale price as a benchmark from which pricing in the pharmaceutical industry is negotiated could adversely affect us.

On October 4, 2006, the plaintiffs in New England Carpenters Health Benefits Fund et al. v. First DataBank, Inc. and McKesson Corporation, CA No. 1:05-CV-11148-PBS (United States District Court for the

District of Massachusetts) and defendant First DataBank, Inc. (“First DataBank”) entered into a settlement agreement relating to First DataBank’s publication of average wholesale price (“AWP”). AWP is a pricing benchmark that is widely used to calculate a portion of the reimbursement payable to pharmacy providers for the drugs and biologicals they provide, including under State Medicaid programs, Medicare Part D Plans and certain of our contracts with long-term care facilities. The settlement agreement would have required First DataBank to cease publishing AWP two years after the settlement became effective unless a competitor of First DataBank was then publishing AWP, and would have required that First DataBank modify the manner in which it calculates AWP for over 8,000 distinct drugs (“NDCs”) from 125% of the drug’s wholesale acquisition cost (“WAC”) price established by manufacturers to 120% of WAC until First DataBank ceased publishing same. In a related case, District Council 37 Health and Security Plan v. Medi-Span, CA No. 1:07-CV-10988-PBS (United States District Court for the District of Massachusetts), in which Medi-Span is accused of misrepresenting pharmaceutical prices by relying on and publishing First DataBank’s price list, the parties entered into a similar settlement agreement. The Court granted preliminary approval of both agreements, but later after hearing various objections to the proposed settlements, indicated that it would not approve them. On May 29, 2008, the plaintiffs and First DataBank filed a new settlement that included a reduction in the number of NDCs to which a new mark-up over WAC would apply (20% vs. 25%) from over 8,000 to 1,356, and removed the provision requiring that AWP no longer be published in the future. First DataBank also agreed to contribute approximately $2 million to a settlement fund and for legal fees. On July 15, 2008, Medi-Span and the plaintiffs in that litigation also proposed an amended settlement agreement under which Medi-Span agreed to reduce the mark-up over WAC (from 20% to 25%) for only the smaller number of NDCs, the requirement that AWP not be published in the future was removed, and Medi-Span agreed to pay $500,000 for the benefit of the plaintiff class. First DataBank and Medi-Span, independent of these settlements, announced that they would, of their own volition, reduce to 20% the mark-up on all drugs with a mark-up higher than 20% and stop publishing AWP within two years after the changes in mark-up are implemented (in the case of First DataBank) or within two years after the settlement is finally approved (in the case of Medi-Span). On March 17, 2009 the Court approved the proposed settlements, with a modification by the Court requiring that the change in mark-ups take place 180 days after the order approving the settlements is entered. The Court entered an order approving the settlements on March 30, 2009. While several entities appealed the Court’s order to the United States Court of Appeals for the First Circuit, on September 3, 2009 the Court of Appeals upheld the settlements. First DataBank and Medi-Span implemented the changes in AWP on September 26, 2009.

We have taken a number of steps to prevent or mitigate the adverse effect on our reimbursement for drugs and biologicals which could otherwise result from these settlements. For most state Medicaid programs reimbursing under an AWP formula, we are currently being reimbursed under old rate formulas using the new AWPs published in accordance with the settlements, resulting in lower reimbursement under these programs. There can be no assurance that the First DataBank and Medi-Span settlements and associated unilateral actions by First DataBank and Medi-Span, or actions, if any, by our payors relating to AWP, will not have a further adverse impact on our results of operations, financial position or cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Pharmacy Services Segment” in our Annual Report on Form 10-K for the year ended December 31, 2009 incorporated by reference herein.

If we fail to comply with licensure requirements, fraud and abuse laws or other applicable laws, we may need to curtail operations, and could be subject to significant penalties.

Our pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located or do business. While we continuously monitor the effects of regulatory activity on our operations and we currently have pharmacy licenses for each pharmacy we operate, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. We also are subject to federal and state laws imposing registration, repackaging and labeling requirements on certain entities that repackage drugs for distribution; state and federal laws regarding the transfer and shipment of pharmaceuticals; and “drug pedigree” provisions requiring wholesale drug distributors to document a history of the transactions in a drug lot’s chain of distribution. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations, or to obtain or renew any required licenses, could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion from the Medicaid, Medicare and other federal healthcare programs.

Our pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of controlled substances. The Drug Enforcement Administration (“DEA”) has recently increased scrutiny and enforcement of long-term care pharmacy practices under the federal Controlled Substances Act. We believe that this increased scrutiny and, in some cases, stringent interpretation of existing regulations, effectively changes longstanding practices for dispensing controlled substances in the long-term care facility setting. We have been required to modify the controlled substances dispensing procedures at certain of our pharmacies to comply with the regulations as currently interpreted by the DEA. Heightened enforcement of controlled substances regulations could increase the overall regulatory burden and costs associated with our pharmacy services. The Company is currently cooperating in connection with two government investigations with respect to certain of these matters. See the “Commitments and Contingencies” note of the notes to the September 30, 2010 consolidated financial statements contained in our Form 10-Q Quarterly Report for the three months ended September 30, 2010 and the other documents incorporated by reference into this prospectus supplement. There can be no assurance that this heightened level of enforcement and such investigations or any other investigations, or any fines or other penalties resulting therefrom, will not materially adversely affect our results of operations, financial condition or cash flows.

We expend considerable resources in connection with our compliance efforts. However, we cannot assure you that we may not be subject to an enforcement action under applicable law. Moreover, Congress has enacted health reform legislation that expands federal health care fraud enforcement authority. The Company cannot predict at this time the costs associated with compliance with such laws.

If we fail to comply with our Corporate Integrity Agreement, we could incur penalties or suffer other adverse consequences; there are costs associated with compliance.

In 2009, we entered into an amended and restated Corporate Integrity Agreement (“CIA”) which replaces our prior corporate integrity agreement entered into in 2006 and subsequently amended in 2007, and which requires, among other things, that we maintain and augment our compliance program in accordance with the terms of the agreement. Pursuant to the CIA, we are required, among other things, to (i) create procedures designed to ensure that each existing, new or renewed arrangement with any actual or potential source of health care business or referrals to us or any actual or potential recipient of health care business or referrals from us does not violate the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or related regulations, directives and guidance, including creating and maintaining a database of such arrangements; (ii) retain an independent review organization to review our compliance with the terms of the CIA and report to the Office of Inspector General regarding that compliance; and (iii) provide training for certain of our employees as to our obligations under the CIA. The requirements of our prior corporate integrity agreement obligating us to, among other things, create and maintain procedures designed to ensure that all therapeutic interchange programs are developed and implemented by us consistent with the CIA and federal and state laws for obtaining prior authorization from the prescriber before making a therapeutic interchange of a drug, have been incorporated into the amended and restated CIA without modification. The requirements of the CIA are expected to result in increased costs to maintain our compliance program and could result in greater scrutiny by federal regulatory authorities. Violations of the corporate integrity agreement could subject us to significant monetary penalties or other adverse consequences. Consistent with the CIA, we are reviewing our contracts to ensure compliance with applicable laws and regulations. As a result of this review, pricing under certain of our consultant pharmacist services contracts will need to be increased, and there can be no assurance that such pricing will not result in the loss of certain contracts.

Federal and state laws that protect patient health and other personal information may increase our costs and limit our ability to collect and use that information.

Our Company and the healthcare industry generally are required to comply with the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended, which mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the healthcare system. Many states have similar laws with which we are also required to comply. HIPAA required the Department of Health and Human Services (“HHS”) to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment and remittance advice (“Transaction Standards”); privacy of individually identifiable healthcare information (“Privacy Standards”); and security (“Security Standards”), as well as standards for unique identifiers for providers, employers, health plans and individuals; and for governmental enforcement of the requirements of HIPAA. In many of our operations, we are a healthcare provider, a “covered entity” under HIPAA, and therefore required to comply in our operations with these standards and subject to significant civil and criminal penalties for failure to do so. In addition, such failure to comply could result in loss of customers and/or contractual liability to our customers. We also provide services to customers that are healthcare providers themselves and we are required to provide satisfactory written assurances to those customers, in the form of contractual agreements, that we will provide our services in accordance with the requirements of the Privacy and Security Standards. Failure to comply with these contractual agreements could lead to loss of customers, contractual liability to our customers or, direct action by the federal government, including penalties. We believe that we are compliant with the HIPAA Transaction Standards, the Privacy Standards and the Security Standards, as each is currently in effect. In addition, in January 2004, CMS published a rule announcing the adoption of the National Provider Identifier (“NPI”) as the standard unique health identifier for healthcare providers to use in filing and processing healthcare claims and other transactions. We have obtained the NPIs for our locations as they have become due. On January 16, 2009, HHS published two rules (1) adopting new code sets to be used by the public and private sectors for reporting diagnoses and inpatient procedures in health care transactions under HIPAA, effective October 1, 2013; and (2) adopting updated versions of the HIPAA standards for certain electronic health care transactions, including the pharmacy claims transactions standard, effective January 1, 2012. We are assessing the impact of the new code sets and transaction standards on our operations. We believe we fully comply with HIPAA and similar state requirements; however, at this time we cannot estimate if future changes, if any, to the cost of compliance of the HIPAA and similar state standards will result in an adverse effect on our operations or profitability, or that of our customers.

Like many health care providers, we maintain personal information of or concerning our patients. Such information, which has common elements with health information regulated under HIPAA and state medical privacy laws but is not identical to health information, is subject to increasing state and federal regulation designed to prevent or mitigate the effects of financial identity theft, defined as wrongfully gaining credit or other financial benefit using another’s financial identity, and medical identity theft, defined as wrongfully obtaining medical care using another’s insurance coverage identity. Laws of most states in which we operate require that individuals be notified of a breach of the security of their personal information, so that they can take steps to protect themselves from identity theft. We expect this expansion of the scope of security breach notification laws to continue at the state and the federal levels. Moreover, the American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009, includes a number of provisions to strengthen federal privacy and security provisions to protect personally-identifiable health information. Among other things, the law applies HIPAA security provisions and penalties to business associates of covered entities; requires certain notifications in the event of a security breach involving protected health information; restricts certain unauthorized disclosures and sales of health information; clarifies treatment of certain marketing activities; and strengthens enforcement activities, including authorizing civil actions by state attorneys general to enjoin violations of HIPAA and to obtain damages, including penalties, on behalf of residents of the state. Many of the implementation requirements associated with these provisions are being detailed in regulations. For instance, on August 24, 2009, the Department of Health and Human Services issued an interim final rule with comment period to implement the provision requiring notification of breaches of unsecured protected health information. The rule was effective September 23, 2009. Additionally, on July 14, 2010, the Department of Health and Human Services published a proposed rule to implement the privacy, security, and certain enforcement provisions of the ARRA. We are currently assessing the potential impact of these new privacy and security provisions on our operations and are taking steps to assure that we are in material compliance with these new privacy and security provisions in a timely manner. We cannot predict at this time the costs associated with compliance, or the impact of the new requirements on our results of operations, cash flows or financial condition.

Like most health care providers, we were required by the Federal Trade Commission (“FTC”) to have in place, by May 1, 2009, a written plan to identify and detect indications of identity theft (so-called “red flags”) and to respond appropriately to prevent and mitigate identity theft. The enforcement date for compliance with the final red flag rule, originally November 1, 2008, has been extended by the FTC on several occasions; the current enforcement deadline is January 1, 2011. Implementation of systems within the Company to comply with these laws and operational compliance carries with it costs and administrative burdens. Failure to comply carries with it the risk of significant penalties and sanctions from regulatory authorities as well as possible civil litigation from affected individuals or the facilities in which they reside. Further, there can be no assurance that improper exposure of personal information of the individuals it serves to third parties will not have an adverse impact on the business and prospects of the Company.

We have substantial outstanding debt and could incur more debt in the future. Any failure to meet our debt obligations would adversely affect our business and financial condition.

As of September 30, 2010, on a pro forma basis after giving effect to the issuance of convertible notes in this offering, and the application of proceeds therefrom (assuming that we purchase the full $525 million aggregate principal amount of our 3.25% convertible debentures pursuant to the tender offer), our total consolidated long-term debt (including current maturities) would have been approximately $2.5 billion, accounting for approximately 40% of our total capitalization. In addition, we and our subsidiaries may be able to incur substantial additional debt in the future. The indentures governing our outstanding notes and our senior credit facility contain restrictions on our incurrence of additional debt. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances, we could incur substantial additional indebtedness in compliance with these restrictions. Moreover, these restrictions do not prevent us from incurring obligations that do not constitute debt under the applicable agreement or indenture.

The degree to which we are leveraged could have important consequences to you, including:

•

a substantial portion of our cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	our ability to obtain additional financing in the future may be impaired;

•	we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

•	our degree of leverage may make us more vulnerable in the event of a downturn in our business or in our industry or the economy in general.

Our ability to make payments on and to refinance our debt will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under credit facilities in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we would be able to refinance any of our debt on commercially reasonable terms or at all.

We are subject to additional risks relating to our acquisition strategy.

One component of our strategy contemplates our making selected acquisitions. Acquisitions involve inherent uncertainties. These uncertainties include our ability to consummate proposed acquisitions on favorable terms or at all, the effect on acquired businesses of integration into a larger organization, and the availability of management resources to oversee the operations of these businesses. The successful integration of acquired businesses will require, among other things:

•	consolidation of financial and managerial functions and elimination of operational redundancies;

•	achievement of purchasing efficiencies;

•	the addition and integration of key personnel; and

•	the maintenance of existing business.

Even though an acquired business may have experienced positive financial performance as an independent company prior to an acquisition, we cannot be sure that the business will continue to perform positively after an acquisition.

We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, and tax contingencies. We have policies and procedures to conduct reviews of potential acquisition candidates for compliance with healthcare laws and to conform the practices of acquired businesses to our standards and applicable laws. We also generally seek indemnification from sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses.

We cannot be sure of the successful completion or integration of any acquisition, or that an acquisition will not have an adverse impact on our results of operations, cash flows or financial condition.

We operate in highly competitive businesses.

The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. Our largest competitor nationally is PharMerica Corporation. In the geographic regions we serve, we also compete with numerous local and regional institutional pharmacies, pharmacies owned by long-term care facilities and local retail pharmacies. While we compete on the basis of quality, price, terms and overall cost-effectiveness, along with the clinical expertise, breadth of services, pharmaceutical technology and professional support we offer, competitive pressures may affect our profitability.

Our contract research organization, or CRO business, competes against other full-service CROs and client internal resources. The CRO industry is highly fragmented with a number of full-service contract research organizations and many small, limited-service providers, some of which serve only local markets. Clients choose a CRO based upon, among other reasons, reputation, references from existing clients, the client’s relationship with the organization, the organization’s experience with the particular type of project and/or therapeutic area of clinical development, the organization’s ability to add value to the client’s development plan, the organization’s financial stability and the organization’s ability to provide the full range of services required by the client.

We are dependent on our senior management team and our pharmacy professionals.

We are highly dependent upon the members of our senior management and our pharmacists and other pharmacy professionals. Our business is managed by a small number of key management personnel who have been extensively involved in the success of our business. If we were unable to retain these persons, we might be adversely affected. James D. Shelton, a director of the Company, was appointed Interim President and Chief Executive Officer of the Company effective July 31, 2010, upon the retirement of our former president and chief executive officer. We have entered into an employment agreement with Mr. Shelton for a term ending on January 31, 2011. Our Board of Directors is currently searching for a permanent Chief Executive Officer and anticipates that a permanent Chief Executive Officer will be appointed on or prior to January 31, 2011. We anticipate that there may be additional changes to the Board of Directors in connection with the appointment of a permanent Chief Executive Officer. Delays in identifying and retaining a permanent Chief Executive Officer could adversely affect our results of operations and financial condition. In addition, Patrick E. Keefe, our Executive Vice President and Chief Operating Officer, retired effective June 29, 2010, and currently provides consulting services to the Company. Our Executive Vice President—Pharmacy Operations has assumed Mr. Keefe’s responsibilities on an interim basis. There is a limited pool of senior management personnel with significant experience in our industry. Accordingly, we believe we could experience significant difficulty in replacing key management personnel. Although we have employment contracts with our key management personnel, these contracts generally may be terminated without cause by either party.

In addition, our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is strong. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse effect on us.

Risks relating to this Offering

The convertible notes and the subsidiary guarantees will be subordinated to senior indebtedness.

The convertible notes will be subordinated in right of payment to all of our current and future senior indebtedness, including our obligations under our senior credit facility which is secured by certain of our accounts receivable. The indenture governing the convertible notes will not limit the amount of additional indebtedness, including senior indebtedness, we or our subsidiaries can create, incur, assume or guarantee, if we are in compliance with the covenants contained in the indenture. By reason of the subordination of the convertible notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the convertible notes only after all of our senior indebtedness has been paid in full. In addition, upon default in payment with respect to certain of our senior indebtedness or an event of default with respect to this indebtedness permitting the acceleration thereof, we may be blocked from making payments on the convertible notes pursuant to the indenture.

In addition, we conduct most of our operations through our subsidiaries. The convertible notes will be structurally subordinated to indebtedness of our subsidiaries. Our existing and future direct and indirect domestic subsidiaries (subject to certain exceptions) will guarantee, on a joint and several basis, our obligations under the convertible notes on a senior subordinated basis. However, the guarantees will be subordinated to the senior indebtedness of these subsidiaries, including the guarantors’ guarantees of our senior credit facility (which are secured by certain of our accounts receivable) and Omnicare Purchasing Company, LP’s guarantee of our 3.25% convertible debentures. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of these subsidiaries, senior creditors of these subsidiaries generally will have the right to be paid in full before any distribution is made in respect of the guarantees. In addition, your claims will be effectively subordinated to the claims of creditors of any of our subsidiaries that do not guarantee the convertible notes. Our non-guarantor subsidiaries generated approximately 2.9% of our total revenues during the twelve months ended September 30, 2010 and comprised approximately 2.5% of our total assets at September 30, 2010.

As of September 30, 2010, after giving effect to the application of proceeds as described in “Use of Proceeds,” our outstanding senior indebtedness would have been approximately $462.8 million, including approximately $452.5 million of our convertible senior debentures due 2035 (assuming that we purchase the full $525 million aggregate principal amount of 3.25% convertible debentures pursuant to the tender offer) and capitalized lease obligations and excluding $0.6 million of outstanding letters of credit. Approximately $399.4 million (net of $0.6 million of outstanding letters of credit) would have been available for borrowing under our senior credit facility, which is guaranteed on a senior basis by the guarantors. The 3.25% convertible debentures constitute senior debt of Omnicare and are guaranteed on a senior basis by Omnicare Purchasing Company, L.P., but are not guaranteed by, and are not obligations of, any of our other subsidiaries.

Your ability to enforce the guarantees of the convertible notes may be limited.

Although the convertible notes are our obligations, they will be unconditionally guaranteed on an unsecured senior subordinated basis by our existing and future direct and indirect domestic subsidiaries (subject to certain exceptions). The performance by each subsidiary guarantor of its obligations with respect to its guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance statutes that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the convertible notes, and that, at the time of such incurrence, the subsidiary guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged in a business or transaction for which the assets remaining with such subsidiary guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court, subject to applicable statutes of limitation, could void the subsidiary guarantor’s obligations under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the convertible notes.

The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees also could be subject to the claim that, since the guarantees were incurred for our benefit and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration.

There can be no assurance as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” upon the sale of the convertible notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the sale of the convertible notes. If the court concludes that a guarantee is voided or limited on fraudulent conveyance grounds, other senior creditors of ours may have priority over the holders of the convertible notes in respect of the assets of the relevant guarantor.

The convertible notes will be structurally subordinated to all obligations of our non-guarantor subsidiaries and effectively subordinated to our secured obligations.

We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.

The claims of creditors of our non-guarantor subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of our creditors, including the holders of convertible notes. At September 30, 2010, after giving effect to the issuance of convertible notes in this offering and the use of proceeds therefrom, the aggregate amount of debt of our non-guarantor subsidiaries, including trade payables and excluding intercompany payables, would have been approximately $2.2 million.

In addition, the convertible notes are our general unsecured obligations. Therefore, the convertible notes will be effectively subordinated to our and the guarantors’ secured debt to the extent of the value of the collateral. Our senior credit facility is secured by substantially all of our and the guarantors’ accounts receivable. As of September 30, 2010, after giving effect to the offering of notes hereby and the use of proceeds therefrom, we and the guarantors’ would have had approximately $10.3 million of secured debt consisting of capitalized lease obligations and excluding $0.6 million of outstanding letters of credit under our senior credit facility, and further excluding approximately $399.4 million available for borrowing under our senior credit facility (which is net of $0.6 million of outstanding letters of credit).

The terms of the convertible notes will not contain restrictive covenants and will provide only limited protection in the event of a change of control.

The indenture under which the convertible notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the convertible notes upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of Convertible Notes—Fundamental Change Put.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a convertible debenture is converted in connection with such a transaction as set forth under “Description of Convertible Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”

Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the convertible notes and common stock but would not constitute a fundamental change under the convertible notes.

We may be unable to repurchase the convertible notes for cash when required by the holders, including following a fundamental change.

Holders of the convertible notes have the right to require us to repurchase the convertible notes on a specified date or upon the occurrence of a fundamental change prior to maturity as described under “Description of Convertible Notes—Fundamental Change Put.” Certain of our existing debt agreements contain and any of our future debt agreements may contain, a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the convertible notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our senior credit facility, which will limit our ability to purchase the convertible notes for cash in certain circumstances. If we fail to repurchase the convertible notes for cash as required by the indenture, it would constitute an event of default under the indenture governing the convertible notes, which, in turn, would constitute an event of default under our senior credit facility and our other indebtedness, including our 6.125% notes, our 6.875% notes and our 7.75% notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the convertible notes.

Upon the occurrence of a fundamental change, you have the right to require us to offer to repurchase the convertible notes. However, the fundamental change provisions will not afford protection to holders of the convertible notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the convertible notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the convertible notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the convertible notes.

The repurchase rights in the convertible notes triggered by a fundamental change could discourage an acquisition of us by a third party.

Certain provisions of the convertible notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the convertible notes will have the right, at their option, to require us to repurchase all of their convertible notes or any portion of the principal amount of such convertible notes in principal amounts of $2,000 or whole multiples of $1,000 in excess thereof. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option value of your convertible notes as a result of such fundamental change.

If certain types of fundamental changes occur, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any convertible notes converted in connection with such fundamental change. The number of additional shares to be issued will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change as described under “Description of Convertible Notes—Conversion Rights—Conversion Upon A Fundamental Change.” Although this adjustment is designed to compensate you for the lost option value of your convertible notes as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value based upon assumptions made on the date of this prospectus supplement and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $22.22 or more than $100.00 (subject to adjustment), there will be no such adjustment. Our obligation to increase the conversion rate by a number of additional shares upon a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

There is currently no public market for the convertible notes, and an active trading market may not develop for the convertible notes. The failure of a market to develop for the convertible notes could adversely affect the liquidity and value of your convertible notes.

The convertible notes are a new issue of securities, and there is no existing market for the convertible notes. We do not intend to apply for listing of the convertible notes on any securities exchange or for quotation of the convertible notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of the offering, certain of the underwriters currently intend to make a market in the convertible notes. However, they are not obligated to do so and any market-making activities with respect to the convertible notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the convertible notes, and there can be no assurance as to the liquidity of any market that may develop for the convertible notes. If an active, liquid market does not develop for the convertible notes, the market price and liquidity of the convertible notes may be adversely affected. If any of the convertible notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the convertible notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the convertible notes will be subject to disruptions which may have a negative effect on the holders of the convertible notes, regardless of our operating results, financial performance or prospects.

The conditional conversion feature of the convertible notes could result in your receiving less than the value of the common stock into which a convertible note is convertible.

The convertible notes are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your convertible notes, and you may not be able to receive the value of the common stock into which the convertible notes would otherwise be convertible. The contingent conversion feature could also adversely affect the value and the trading prices of the convertible notes.

Fluctuations in the stock market as well as general economic and market conditions may harm the market price of our common stock, and therefore the price of the convertible notes, and this may make it difficult for you to resell the convertible notes or common stock issuable upon conversion of the convertible notes when you want or at prices you find attractive.

The market price of our common stock has been subject to significant fluctuation. The market price of our common stock may continue to be subject to significant fluctuations in response to operating results and other factors, including:

•	actual or anticipated quarterly fluctuations in our financial results, particularly if they differ from investors’ expectations;

•	changes in financial estimates and recommendations by securities analysts;

•	general economic, market and political conditions, including war or acts of terrorism, not related to our business;

•	actions of our competitors and changes in the market valuations, strategy and capability of our competitors;

•	our ability to successfully integrate acquisitions and consolidations; and

•	changes in healthcare regulations and the prospects of our industry.

In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may harm the market price of our common stock, regardless of our operating results.

The substantial number of shares of our common stock that could be available for sale in the future could cause the market price of our common stock, and therefore the value of the convertible notes, to decline.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that those sales will occur, could cause the market price of our common stock and the value of the convertible notes to decline. These sales and issuances might impair our ability to raise capital through the sale of additional equity securities in the future at a time and at a price that we deem appropriate because investors could purchase shares in the public market instead of directly from us. As of November 24, 2010, we had 115,938,495 shares of common stock outstanding. In addition, in connection with our acquisition strategy, we may issue shares of our common stock as consideration in certain acquisition transactions. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock will have on the trading price of our common stock or the value of the convertible notes.

Upon conversion of the convertible notes, we will pay cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of convertible notes converted and shares of our common stock with respect to the conversion value in excess thereof. Therefore, holders of the convertible notes may receive no shares of our common stock.

Upon conversion, we will pay cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of convertible notes converted and shares of our common stock with respect to the conversion value in excess thereof, based on a daily conversion value (as defined herein) calculated based on a proportionate basis for each day of the 20 trading-day cash settlement averaging period. See “Description of Convertible Notes—Conversion Rights—Settlement Upon Conversion.” Accordingly, upon conversion of a convertible note, holders may not receive any shares of our common stock. Further, our liquidity may be reduced upon conversion of the convertible notes. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the cash settlement averaging period (as defined herein), there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

The conversion rate of the convertible notes may not be adjusted for all dilutive events that may adversely affect the trading price of the convertible notes or the common stock issuable upon conversion of the convertible notes.

The conversion rate of the convertible notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of Convertible Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events that may adversely affect the trading price of the convertible notes or the common stock issuable upon conversion of the convertible notes.

If you hold convertible notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold convertible notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your convertible notes and, in limited cases, under the conversion rate adjustments applicable to the convertible notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Anti-takeover provisions under Delaware law and in our governing documents may make an acquisition of us more difficult.

We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of our company, even if a change of control would be beneficial to our stockholders. In addition, the terms of our stock option plans may discourage, delay or prevent a change in control of our company.

Certain provisions of our charter also may make an acquisition of us more difficult. Our charter authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares, making a takeover more difficult and expensive. Our charter also provides that a vote of a majority of disinterested stockholders is required in connection with certain transactions involving any stockholder holding 10% or more of our voting stock. In addition, our charter requires a vote of two-thirds of the stockholders to remove a director without cause as well as to amend sections of our charter relating to the removal of directors, the ability of our board of directors to amend the by-laws, the fair price provisions and the elimination of director liability.

The provisions which we have summarized above may reduce the market value of our common stock.

You should consider the U.S. federal income tax consequences of owning the convertible notes.

We intend to treat the convertible notes as indebtedness subject to the regulations governing contingent payment debt instruments, or the CPDI regulations, for U.S. federal income tax purposes. Each holder will agree in the indenture to treat the convertible notes as indebtedness subject to the CPDI regulations for U.S. federal income tax purposes. As a result of such treatment, a holder may recognize ordinary income in each year significantly in excess of interest payments (whether fixed or contingent) actually received that year. Additionally, a holder will generally be required to recognize as ordinary income (rather than capital gain), if any, realized on a sale, exchange, conversion or redemption of the convertible notes. The application of the CPDI regulations to instruments such as the convertible notes is uncertain in several significant respects and, as a result, no assurance can be given that the Internal Revenue Service or a court will agree with the treatment described herein, and no ruling will be obtained from the Internal Revenue Service concerning the application of the CPDI regulations to the convertible notes. Any differing treatment could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the convertible notes. For example, a holder might be required to accrue interest income at a higher or lower rate or at an earlier or later date than described herein, might not recognize income, gain or loss upon conversion of the convertible notes into shares of our common stock, might recognize capital gain or loss upon a taxable disposition of the convertible notes, might have a different holding period in our common stock acquired upon conversion, and might have an adjusted tax basis in the convertible notes or our common stock acquired upon conversion of a convertible note different than discussed herein. See “Certain United States Federal Income Tax Consequences.”

You may have to pay taxes with respect to some distributions on our common stock that result in adjustments to the conversion rate.

The conversion rate of the convertible notes is subject to adjustment for certain events arising from stock subdivisions, combinations, and reclassifications, stock dividends, cash dividends and certain other actions by us that modify our capital structure. See “Description of Convertible Notes—Conversion Rights—Conversion Rate Adjustments.” If the conversion rate is so adjusted, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. In addition, non-U.S. holders of the convertible notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. See “Certain United States Federal Income Tax Consequences.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering of convertible notes will be approximately $486 million (or approximately $560 million if the underwriters exercise their option to purchase additional convertible notes in full, see “Underwriting—Option to Purchase Additional Convertible Notes”), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering of convertible notes to repurchase up to $525 million of our 3.25% convertible senior debentures due 2035 pursuant to a tender offer launched on November 17, 2010. See “Summary—Our Concurrent Tender Offer.” If all of the net proceeds are not needed to finance the tender offer, we currently intend to use all or a portion of the excess proceeds to repurchase or repay outstanding debt. The remaining net proceeds from this offering, if any, will be used for general corporate purposes.

The consummation of the tender offer is conditioned upon, among other things, the completion of this offering of convertible notes, however this offering of convertible notes is not conditioned upon the consummation of the tender offer. We cannot assure you that we will be successful in consummating our tender offer or that any of the 3.25% convertible debentures will be tendered pursuant to the tender offer. For a description of terms of the 3.25% convertible debentures, see “Description of Other Indebtedness.”

CAPITALIZATION

The following table shows our capitalization as of September 30, 2010 on an actual basis and as adjusted to reflect the offering of the convertible notes in this offering and the use of proceeds therefrom (assuming that we purchase the full $525 million aggregate principal amount of our 3.25% convertible debentures pursuant to the tender offer) as described under “Use of proceeds”, and assumes that the underwriters do not exercise their option to purchase an additional $75 million of convertible notes. See “Underwriting—Option to Purchase Additional Convertible Notes.” The following should be read in connection with our consolidated financial statements and notes, which are incorporated by reference in this prospectus supplement.

	As of September 30, 2010
	Actual	As Adjusted
	($ in thousands, except per share data)
Cash and cash equivalents (including restricted cash)	$353,325	$338,199	(1)

Debt(2):
$400 million senior secured revolving credit facility, due 2015(3)	—	—
6.125% senior subordinated notes, due 2013	250,000	250,000
6.875% senior subordinated notes, due 2015	525,000	525,000
7.75% senior subordinated notes, due 2020	400,000	400,000
Convertible notes offered hereby	—	500,000
3.25% convertible senior debentures, due 2035	977,500	452,500	(4)
4.00% junior subordinated convertible notes, due 2033	345,000	345,000
Capitalized lease and other debt obligations	10,275	10,275

Total debt	2,507,775	2,482,775

Stockholders’ equity:
Total stockholders’ equity(5)	$3,796,580	$3,746,580

Total capitalization	$6,304,355	$6,229,355

(1)	Assumes the use of approximately $15 million of cash on hand to finance a portion of the tender offer for our 3.25% convertible debentures.

(2)	This presentation includes the face value of the associated debt only (excludes the potential impacts of changes in amounts related to unamortized debt discounts in accordance with the authoritative guidance regarding the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), as certain terms of the transaction which impact these calculations have not yet been finalized).

(3)	Excludes approximately $0.6 million of outstanding letters of credit at September 30, 2010.

(4)	This offering is not conditioned on the consummation of the tender offer for our 3.25% convertible debentures. There can be no assurance that we will purchase any or all of the $525 million aggregate principal amount of our 3.25% convertible debentures that we are offering to purchase in the tender offer.

(5)	Includes an estimated reduction of stockholders’ equity of approximately $50 million, consisting of the net of tax impacts of an anticipated accounting loss on the anticipated early retirement of the $525 million of 3.25% convertible debentures pursuant to the tender offer (“tender offer”), the write-off of deferred debt issuance costs on the $525 million of 3.25% convertible debentures, expenses associated with the tender offer, and an estimated adjustment to the carrying value of the equity component of the $525 million of 3.25% convertible debentures. Further, adjusted stockholders’ equity does not include an adjustment for the equity component of the convertible notes offered hereby in accordance with the authoritative guidance regarding the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement).

COMMON STOCK PRICE RANGE

Our common stock is traded on the New York Stock Exchange under the symbol “OCR.” The following table sets forth for the periods indicated below the reported high and low sales prices of our common stock as reported on the New York Stock Exchange.

	High	Low
Fiscal Year ended December 31, 2008
First Quarter	$25.24	$15.42
Second Quarter	$26.87	$17.50
Third Quarter	$32.78	$22.59
Fourth Quarter	$29.61	$19.14
Fiscal Year ended December 31, 2009
First Quarter	$29.74	$21.52
Second Quarter	$28.43	$23.50
Third Quarter	$27.98	$20.55
Fourth Quarter	$24.74	$21.26
Fiscal Year ending December 31, 2010
First Quarter	$29.39	$24.30
Second Quarter	$30.63	$23.54
Third Quarter	$26.52	$19.14
Fourth Quarter (through December 1, 2010)	$26.41	$22.15

The closing sale price of our common stock on December 1, 2010 was $22.22 per share, as reported on the New York Stock Exchange. As of November 24, 2010, there were 2,324 holders of record of our common stock. This amount does not include stockholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms and banks.

DIVIDEND POLICY

On August 12, 2010, our board of directors declared a quarterly cash dividend of 3.25 cents per common share for an indicated annual rate of 11 cents per common share for 2010, which is greater than the annual dividends of 9 cents per common share actually paid in 2009 and 2008. Aggregate dividends paid of $9.1 million during the nine month period ended September 30, 2010 were greater than those paid in the comparable prior-year period by approximately $1.1 million. It is presently intended that cash dividends on common shares will continue to be paid on a quarterly basis; however, future dividends are necessarily dependent upon our future earnings and financial condition and other factors not currently determinable. In addition, our senior credit facility and other agreements governing our indebtedness impose restrictions on or our ability to pay dividends.

BUSINESS

Background

Omnicare is a leading pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions. Our clients include primarily skilled nursing facilities (“SNFs”), assisted living facilities (“ALFs”), retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. We are also a provider of specialty pharmaceutical products and support services. We provide our pharmacy services to long-term care facilities as well as chronic care and other settings which comprised approximately 1,385,000 beds, including approximately 81,000 patients served by the patient assistance programs of our specialty pharmacy services business, as of September 30, 2010. The comparable number at September 30, 2009 was approximately 1,389,000 (including 63,000 patients served by the patient assistance programs of the specialty pharmacy services business). We provide our pharmacy services in 47 states in the United States (“U.S.”), the District of Columbia and in Canada at September 30, 2010. We also provide operational software and support systems to long-term care pharmacy providers across the United States. Our contract research organization provides comprehensive product development and research services for the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostic industries in 32 countries worldwide as of September 30, 2010.

We operate in two business segments. Our primary line of business, Pharmacy Services, provides distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to SNFs, ALFs, retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. Pharmacy Services purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in these facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, our Pharmacy Services segment provides a variety of other products and services, including intravenous medications and nutrition products (infusion therapy services), respiratory therapy services, medical supplies and equipment, clinical care planning and financial software information systems, electronic medical records systems, pharmaceutical informatics services, pharmacy benefit management services, retail and mail-order pharmacy services, pharmaceutical care management for hospice agencies and product support and distribution services for specialty pharmaceutical manufacturers. We also provide pharmaceutical case management services for retirees, employees and dependents who have drug benefits under corporate-sponsored healthcare programs. Since 1989, we have been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents. The Pharmacy Services segment has no operating locations outside of the U.S. and Canada. The Pharmacy Services segment comprised approximately 97% of our total net sales during each of the three years ended December 31, 2009, 2008 and 2007.

Our other business segment is contract research organization services (“CRO Services”). CRO Services provides comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostics industries. The CRO Services segment comprised approximately 3% of our total net sales during each of the three years ended December 31, 2009, 2008 and 2007. We recorded a goodwill impairment charge of $91 million during the three months ended September 30, 2010 in connection with the CRO Services segment. See note 4 to the consolidated financial statements included in our Form 10-Q Quarterly Report for the three months ended September 30, 2010. We continue to evaluate our investment in the CRO business.

In mid-2009, we commenced activities to divest certain home healthcare and related ancillary businesses (“the disposal group”) that are non-strategic in nature. The disposal group, historically part of our Pharmacy Services segment, primarily represents ancillary businesses which accompanied other more strategic assets we obtained in connection with the our institutional pharmacy acquisition program. The results from continuing operations for all periods presented have been revised to reflect the results of the disposal group as discontinued operations, including certain expenses of ours related to the divestiture.

We purchase, repackage and dispense prescription and non-prescription medication in accordance with physician orders and deliver such prescriptions to long-term care facilities for administration to individual residents by the facilities’ nursing staff. We service long-term care facilities typically within a radius of approximately 150 miles of our pharmacy locations and maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery, and for consultation with the facility’s staff or attending physician.

Upon receipt of a prescription, the relevant resident information is entered into our computerized dispensing and billing systems. At that time, the dispensing system checks the prescription for any potentially adverse drug interactions, duplicative therapy or resident sensitivity. When required and/or specifically requested by the physician or patient, branded drugs are dispensed, and generic drugs are substituted in accordance with applicable state and federal laws as requested by the physician or resident. Subject to physician approval and oversight, and in accordance with our pharmaceutical care guidelines, we also provide for patient-specific therapeutic interchange of more efficacious and/or safer drugs for those presently being prescribed. See “The Omnicare Geriatric Pharmaceutical Care Guidelines®” below for further discussion.

We utilize a unit-of-use drug distribution system. This means that our prescriptions are packaged for dispensing in individual doses. This differs from prescriptions filled by retail pharmacies, which typically are dispensed in vials or other bulk packaging requiring measurement of each dose by or for the patient. Our delivery system is intended to improve control over pharmaceutical distribution and patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration.

In conjunction with our drug distribution system, our computerized record keeping/documentation system is designed to result in greater efficiency in nursing time, improved control and reduced waste in client facilities, and lower error rates in both dispensing and administration. We also furnish intravenous administration of medication and nutrition therapy and respiratory therapy services, medical supplies and equipment and clinical care planning and software support systems. We believe we distinguish ourselves from many of our competitors by also providing proprietary clinical programs. For example, we have developed a ranking of drugs based on their relative clinical effectiveness for the elderly and by cost to the payor. We use these rankings, which we call the Omnicare Geriatric Pharmaceutical Care Guidelines®, or Omnicare Guidelines ®, to more effectively manage patient care and costs. In addition, we provide health and outcomes management programs for the large base of elderly residents of the long-term facilities we serve.

Consultant pharmacist services

Federal and state regulations mandate that long-term care facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapy in order to maintain and improve the quality of resident care. The Omnibus Budget Reconciliation Act of 1987 implemented in 1990 sought to further upgrade and standardize care by setting forth more stringent standards relating to planning, monitoring and reporting on the progress of prescription drug therapy, as well as overall drug usage. In addition, the Centers for Medicare & Medicaid Services (“CMS”) issued revised guidelines to surveyors of long-term care facilities which, effective December 18, 2006, expanded the scope and detail in which surveyors are assessing pharmacy services at facilities, including consultant pharmacy services (discussed later herein). We provide consultant pharmacist services, which help clients comply with the federal and state regulations applicable to nursing homes. The services offered by our consultant pharmacists include:

•

monthly medication regimen reviews for each resident in the facility to assess the appropriateness and effectiveness of drug therapies, including a review of the resident’s current medication usage, monitoring drug reactions to other drugs or food, monitoring lab results and recommending alternate therapies, dosing adjustments or discontinuing unnecessary drugs;

•	monitoring and monthly reporting on the appropriateness of drug usage;

•	participation on the pharmacy and therapeutics, quality assurance and other committees of client facilities, as well as periodic involvement in staff meetings;

•	development and maintenance of pharmaceutical policy and procedures manuals; and

•	assistance to the nursing facility in complying with state and federal regulations as they pertain to drug use.

We have also developed a proprietary software system for use by our consultant pharmacists. The system, called OSC2OR® (Omnicare System of Clinical and Cost Outcomes Retrieval), enables our pharmacists not only to perform their functions more efficiently, but also provides the platform for consistent data retrieval for health and outcomes management.

Additionally, we offer specialized consulting services, which help long-term care facilities enhance care and reduce and contain costs, as well as to comply with state and federal regulations. Under these consulting services, we offer:

•	data required for OBRA and other regulatory purposes, including reports on usage of chemical restraints known as psychotropic drugs, antibiotic usage (infection control) and other drug usage;

•

contribution to plan of care programs, which assess each patient’s state of health upon admission and monitor progress and outcomes using data on drug usage as well as dietary, physical therapy and social service inputs;

•	counseling related to appropriate drug usage and implementation of drug protocols;

•

on-site educational seminars for the nursing facility staff on topics such as drug information relating to clinical indications, adverse drug reactions, drug protocols and special geriatric considerations in drug therapy, and information and training on intravenous drug therapy and updates on OBRA and other regulatory compliance issues; and

•	nurse consultant services and consulting for dietary and medical records.

The Omnicare Geriatric Pharmaceutical Care Guidelines®

In June 1994, to enhance the pharmaceutical care management services that we offer, we introduced to our client facilities and their attending physicians the Omnicare Geriatric Pharmaceutical Care Guidelines® (“Omnicare Guidelines®”). We believe the Omnicare Guidelines® is the first drug formulary ranking drugs by disease state according to their clinical effectiveness independent of their cost, specifically designed for the elderly residing in long-term care institutions and the community. The Omnicare Guidelines® ranks drugs used for specific diseases as preferred, acceptable or unacceptable based solely on their disease-specific clinical effectiveness in treating the elderly. The Omnicare Guidelines® takes into account such factors as pharmacology, safety and toxicity, efficacy, drug administration, quality of life and other considerations specific to the frail elderly population residing in facilities and for those living independently. The clinical evaluations and rankings are developed exclusively for us by the University of the Sciences in Philadelphia (formerly the Philadelphia College of Pharmacy), an academic institution recognized for its expertise in geriatric long-term care. The Omnicare Guidelines® is extensively reviewed and updated at least annually by the University of Sciences in Philadelphia, taking into account, among other factors, the latest advances as documented in the medical literature. In addition, the Omnicare Guidelines® provides relative cost information comparing the prices of the drugs to patients, their insurers or other payors of the pharmacy bill.

As the Omnicare Guidelines® focuses on health benefits, rather than solely on cost, we believe that use of the Omnicare Guidelines® assists physicians in making the best clinical choices of drug therapy for the patient in a manner that is cost efficient for the payor of the pharmacy bill. Accordingly, we believe that the development of and compliance with the Omnicare Guidelines® is important in lowering costs for SNFs operating under the federal government’s PPS, Prescription Drug Plans under Medicare Part D and state Medicaid programs, managed care and other payors, including residents or their families.

Health and outcomes management

We have expanded upon the data in the Omnicare Guidelines® to develop health and outcomes management programs targeted at major categories of disease commonly found in the elderly, such as congestive heart failure, stroke prevention, Alzheimer’s disease, fracture prevention and pain management. These programs seek to identify patients who may be candidates for more clinically efficacious drug therapy and to work with physicians to optimize pharmaceutical care for these geriatric patients. We believe these programs can enhance the quality of care of elderly patients while reducing costs to the healthcare system, which arise from the adverse outcomes of sub-optimal or inappropriate drug therapy.

Outcomes-based algorithm technology

Combining data provided by our proprietary systems, the Omnicare Guidelines® and health management programs, our pharmacists seek to determine the best clinical and most cost-effective drug therapies and make recommendations for the most appropriate pharmaceutical treatment. Since late 1997, we have augmented their efforts with the development of proprietary, computerized, database-driven technology that electronically screens and identifies patients at risk for particular diseases and assists in determining treatment protocols. This system combines pharmaceutical, clinical and care planning data and screens the data utilizing algorithms derived from medical best practice standards, allowing our pharmacists to make recommendations to improve the effectiveness of drug therapy in seniors, including identifying potentially underdiagnosed and undertreated conditions. We offer similar evidenced-based predictive modeling technology to assist hospice agencies in the management of pharmaceutical care for their patients.

Pharmaceutical case management

Combining our clinical resources, including the Omnicare Guidelines® health and outcomes management programs and our comprehensive database of medical and pharmacy data, we are providing pharmaceutical case management services to community dwelling retirees, employees and dependents who receive drug benefits under employer-sponsored healthcare programs. Because seniors living independently are often under the care of multiple practitioners with no coordination of prescribing, this population is highly susceptible to drug-related problems. Omnicare Senior Health Outcomes addresses this need through programs designed to reduce unnecessary and inappropriate drug use, to add necessary drug therapy according to current practice standards for certain at-risk groups and to make therapeutic interventions in accordance with the Omnicare Guidelines ® and health management programs. These services are provided on behalf of large corporate employers sponsoring healthcare benefits, including prescription drug benefits, that seek to protect the safety and quality of healthcare for their retirees, employees and dependents while containing or reducing their costs.

Ancillary services

We provide the following ancillary products and services:

Infusion therapy products and services.    With cost containment pressures in healthcare, SNFs and nursing facilities (“NFs”) are increasingly called upon to treat patients requiring a high degree of medical care and who would otherwise be treated in the more costly hospital environment. We provide intravenous (or infusion therapy) products and services for these client facilities as well as hospice and home care patients. Infusion therapy consists of the product (a nutrient, antibiotic, chemotherapy or other drugs in solution) and the intravenous administration of the product.

We prepare the product to be administered using proper equipment in an aseptic environment and then deliver the product to the nursing home for administration by the nursing staff. Proper administration of intravenous (“IV”) drug therapy requires a highly trained nursing staff. Upon request, our consultant pharmacists and nurse consultants provide an education and certification program on IV therapy to assure proper staff training and compliance with regulatory requirements in client facilities offering an IV therapy program.

By providing an infusion therapy program, we enable our client SNFs and NFs to admit and retain patients who otherwise would need to be cared for in a hospital or another type of acute-care facility. The most common infusion therapies we provide are total parenteral nutrition, which provides nutrients intravenously to patients with chronic digestive or gastro-intestinal problems, antibiotic therapy, chemotherapy, pain management and hydration.

Wholesale medical supplies/Medicare Part B billing.    We distribute disposable medical supplies, including urological, ostomy, nutritional support and wound care products and other disposables needed in the nursing home environment. In addition, we bill Medicare directly for certain of these product lines for patients eligible under the Medicare Part B program. As part of this service, we determine patient eligibility, obtain certifications, order products and maintain inventory at the nursing facility. We also contract to act as billing agent for certain nursing homes that supply these products directly to the patient.

Other services.    We provide clinical care plan, financial software and electronic medical records systems for long-term care facilities, as well as operational software systems for long-term care pharmacies. We provide comprehensive pharmaceutical care services for hospice patients. We also offer respiratory therapy products, durable medical equipment along with pharmacy benefit management, retail and mail-order pharmacy services, and distribution and product support services for specialty pharmaceuticals. We also have a pharmaceutical informatics service to capitalize on our unique geriatric pharmaceutical database, by providing a unique offering of our broad-based long-term care data to augment the pharmaceutical industry’s ability to monitor performance in the long-term care channel. We continue to review the expansion of these as well as other products and services that may further enhance our ability or that of our clients to provide quality healthcare services for their patients in a cost-effective manner.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Senior Secured Credit Facility

On May 18, 2010, we entered into a $400 million senior secured revolving credit facility, maturing on May 18, 2015 (the “senior credit facility”). The senior credit facility includes letter of credit and swingline sublimits and is available up to the lesser of $400 million and a borrowing base of 50% of our accounts receivable, subject to certain eligibility criteria. As of November 24, 2010 there were approximately $5.5 million of letters of credit currently outstanding under the senior credit facility. The interest rate applicable to the senior credit facility is, at the Company’s option, a floating base rate, plus an applicable margin, or the London interbank offered rate (or LIBOR), plus an applicable margin. The applicable margins for the senior credit facility may increase or decrease based on our consolidated total leverage ratio as specified in the senior credit facility. As of November 24, 2010, the applicable margin is set at 2.00% with respect to floating base rate loans and 3.00% with respect to LIBOR loans. The senior credit facility is guaranteed by those of our domestic subsidiaries who will guarantee the convertible notes offered hereby, and secured by substantially all of our and the guarantors’ accounts receivable. The senior credit facility contains certain financial covenants requiring maintenance of certain fixed charge coverage and leverage ratios, and customary affirmative and negative covenants. We were in compliance with these covenants as of September 30, 2010.

6.125% Senior Subordinated Notes

On June 13, 2003, we issued $250 million aggregate principal amount of 6.125% senior subordinated notes due 2013 (the “6.125% senior subordinated notes”). The 6.125% senior subordinated notes are guaranteed by those of our domestic subsidiaries who will guarantee the convertible notes offered hereby.

The 6.125% senior subordinated notes are currently redeemable at our option at a redemption price equal to 101.021% of the principal amount thereof. The redemption price declines ratably to 100% on June 1, 2011. If we undergo a change of control (as defined in the indenture governing the 6.125% senior subordinated notes), we will be required to offer to repurchase the 6.125% senior subordinated notes at a price equal to 101% of the principal amount thereof. If we sell certain of our assets, we may be required to use the net cash proceeds to offer to repurchase the 6.125% senior subordinated notes at 100% of the principal amount thereof.

The indenture governing the 6.125% senior subordinated notes contains certain covenants which limit our ability, among other things, to incur debt; make certain payments, including dividends or distributions; incur liens; make certain investments; engage in certain transactions with affiliates; merge or consolidate with other companies; and sell assets.

6.875% Senior Subordinated Notes

On December 15, 2005, we issued $525 million aggregate principal amount of 6.875% senior subordinated notes due 2015 (the “6.875% senior subordinated notes”). The 6.875% senior subordinated notes are guaranteed by those of our domestic subsidiaries who will guarantee the convertible notes offered hereby.

The 6.875% senior subordinated notes are currently redeemable by paying a make-whole premium. On or after December 15, 2010, we may redeem all or part of the 6.875% senior subordinated notes at a redemption price equal to 103.438% of the principal amount thereof. The redemption price declines ratably to 100% on December 15, 2013.

Upon the occurrence of a “change of control,” as defined in the indenture governing the 6.875% senior subordinated notes, we will be required to make an offer to purchase the 6.875% senior subordinated notes at a price equal to 101% of their principal amount, plus any accrued and unpaid interest to, but not including, the date of repurchase. If we sell certain assets, we may be required to use the net cash proceeds to offer to repurchase the 6.875% senior subordinated notes at 100% of the principal amount thereof.

The indenture governing the 6.875% senior subordinated notes contains certain covenants which limit our ability, among other things, to incur debt; make certain payments, including dividends or distributions; incur liens; make certain investments; engage in certain transactions with affiliates; merge or consolidate with other companies; and sell assets.

7.75% Senior Subordinated Notes

On May 18, 2010, we issued $400 million aggregate principal amount of 7.75% senior subordinated notes due 2020 (the “7.75% senior subordinated notes”). The 7.75% senior subordinated notes are guaranteed by those of our domestic subsidiaries who will guarantee the convertible notes offered hereby.

The 7.75% senior subordinated notes are currently redeemable by paying a make-whole premium. On or after June 1, 2015, we may redeem some or all of the 7.75% senior subordinated notes at a redemption price equal to 103.875% of the principal amount thereof. The redemption price declines ratably to 100% on June 1, 2018.

Upon the occurrence of a “change of control,” as defined in the indenture governing the 7.75% senior subordinated notes, we will be required to make an offer to purchase the 7.75% senior subordinated notes at a price equal to 101% of their principal amount, plus any accrued and unpaid interest to, but not including, the date of repurchase. If we sell certain assets, we may be required to use the net cash proceeds to offer to repurchase the 7.75% senior subordinated notes at 100% of the principal amount thereof.

The indenture governing the 7.75% senior subordinated notes contains certain covenants which limit our ability, among other things, to incur debt; make certain payments, including dividends or distributions; incur liens; make certain investments; engage in certain transactions with affiliates; merge or consolidate with other companies; and sell assets.

3.25% Convertible Debentures

On December 15, 2005, we issued $977.5 million aggregate principal amount of our 3.25% convertible debentures. The 3.25% convertible debentures are guaranteed on a senior basis by one of our subsidiaries, Omnicare Purchasing Company, L.P. Omnicare Purchasing Company L.P. will also guarantee the convertible notes offered hereby.

At any time on or after December 15, 2015, we may redeem all or a part of the 3.25% convertible debentures for cash at a redemption price equal to 100% of the principal amount thereof.

Holders of the 3.25% convertible debentures may require us to repurchase all or a portion of their convertible debentures on December 15, 2015, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any). In addition, holders of the 3.25% convertible debentures may require us to repurchase all or a portion of their convertible debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any).

The 3.25% convertible debentures are convertible into cash and shares of our common stock, at a conversation rate of 12.5566 shares per $1,000 principal amount thereof (which is equivalent to a conversion price of approximately $79.64 per share), subject to adjustment. In the event of certain types of fundamental changes that occur on or prior to December 15, 2015, we will increase the conversion rate or, in lieu thereof, we may elect to adjust the conversion obligation and conversation rate so that the 3.25% convertible debentures are convertible into shares of the acquiring or surviving company.

The 3.25% convertible debentures bear interest at a rate of 3.25% per year, subject to an upward adjustment on and after December 15, 2015 in certain circumstances, up to a rate not to exceed 1.99 times the original 3.25%

interest rate per year. We will also pay contingent interest in cash on the 3.25% convertible debentures, beginning with the six-month interest period commencing December 15, 2015, during any six-month period in which the trading price of the 3.25% convertible debentures measured over a specified number of trading days equals or exceeds 120% of the principal amount of the 3.25% convertible debentures.

On November 17, 2010, we commenced a tender offer to purchase for cash up to $525 million of the outstanding 3.25% convertible debentures. The consummation of the tender offer is conditioned on, among other things, the completion of this offering of convertible notes, however this offering of convertible notes is not conditioned on the consummation of the tender offer. See “Summary—Our Concurrent Tender Offer” and “Use of Proceeds.”

Trust Preferred Income Equity Redeemable Securities

In June, 2003 Omnicare Capital Trust I (“Trust I”) completed the issuance of $345 million aggregate liquidation amount of Trust Preferred Income Equity Redeemable Securities (the “Old Trust PIERS”). In connection with the issuance of the Old Trust PIERS we issued a corresponding amount of 4.00% Junior Subordinated Convertible notes due 2033 to Trust I (the “Old Convertible Subordinated Debentures”).

Each Old Trust PIERS has a stated liquidation amount and issue price of $50, representing an undivided beneficial interest in the assets of Trust I, which assets consist solely of the Old Convertible Subordinated Debentures. The Old Trust PIERS have a distribution rate of 4.00% per annum of their stated liquidation amount. During any quarterly period Trust I will also pay contingent distributions on the Old Trust PIERS if the trading price of the Old Trust PIERS reaches certain specified levels. Distributions on the Old Trust PIERS will be made only to the extent that we make corresponding interest payments on the Old Convertible Subordinated Debentures. Upon certain circumstances, holders of the Old Trust PIERS may convert their Old Trust PIERS into shares of our common stock.

On March 8, 2005, we completed the exchange of approximately $333.8 million aggregate liquidation amount of the Old Trust PIERS (representing 96.7% of the total liquidation amount of the Old Trust PIERS outstanding) for an equal amount of the Series B Trust Preferred Income Equity Redeemable Securities (the “New Trust PIERS”). Each New Trust PIERS represents an undivided beneficial interest in the assets of Omnicare Capital Trust II (the “New Trust”), which assets consist solely of a corresponding amount of Series B 4.00% Junior Subordinated Convertible notes (the “New Convertible Subordinated Debentures”) issued by us. We have fully and unconditionally guaranteed the Old Trust PIERS and the New Trust PIERS.

The terms of the New Trust PIERS are substantially identical to the terms of the Old Trust PIERS, except that the New Trust PIERS are convertible into cash and, if applicable, shares of our common stock.

DESCRIPTION OF CONVERTIBLE NOTES

The convertible notes will be issued under the indenture dated as of June 13, 2003, as supplemented by a supplemental indenture to be dated as of December 7, 2010, among Omnicare, Inc., as issuer, the Guarantors and U.S. Bank National Association, as trustee (together, the “indenture”). The terms of the convertible notes include those provided in the indenture.

The following description is only a summary of the material provisions of the convertible notes and the indenture. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as a holder of the convertible notes. You may request a copy of the indenture as set forth under the caption “Where You Can Find More Information.” Certain defined terms used in this description but not defined herein have the meanings assigned to them in the indenture.

When we refer to “Omnicare, Inc.,” “Omnicare,” “we,” “our” or “us” in this section, we refer only to Omnicare, Inc. and not its subsidiaries.

Brief Description of the Convertible Notes

The convertible notes will:

•

be limited to $500 million aggregate principal amount ($575 million aggregate principal amount if the underwriters exercise in full their option to purchase additional convertible notes, see “Underwriting—Option to Purchase Additional Convertible Notes”);

•	bear interest at a rate of 3.75% per year, payable semi-annually in arrears, on June 15 and December 15 of each year, commencing on June 15, 2011;

•	beginning with the six-month interest period commencing December 15, 2018, bear contingent interest in the circumstances described under “—Contingent Interest;”

•

be senior subordinated unsecured obligations, ranking subordinated in right of payment to all of our existing and future senior indebtedness (including our obligations under our senior credit facility), equally with all of our existing and future senior subordinated indebtedness and senior in right of payment to any subordinated indebtedness, and will be structurally subordinated to existing and future liabilities of our subsidiaries, other than the Guarantors;

•	be unconditionally guaranteed, on a senior subordinated unsecured basis, by the Guarantors;

•

be convertible by you at any time on or prior to the business day preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “—Conversion Rights,” into cash and shares of our common stock, if any, initially at a conversion rate of 36.4409 shares of our common stock per $1,000 in principal amount of convertible notes, which represents an initial conversion price of approximately $27.44 per share. Upon conversion, we will pay cash and shares of our common stock, if any, based on a daily conversion value (as defined herein) calculated on a proportionate basis for each day of the 25 trading-day cash settlement averaging period (as defined below), all as set forth below under “—Settlement Upon Conversion.”

•	be subject to an increase in the conversion rate in the event certain types of fundamental changes occur as described herein;

•

be subject to redemption for cash by us after December 15, 2018, in whole or in part, at a redemption price equal to 100% of the principal amount of the convertible notes being redeemed, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date if the closing sale price of our common stock has exceeded 120% of the then current conversion price for at least 20 trading days in the consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption;

•

be subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the convertible notes, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the repurchase date, as set forth under “—Fundamental Change Put”; and

•	be due on December 15, 2025, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “—Conversion Rights” and “—Fundamental Change Put.”

No sinking fund will be provided for the convertible notes and the convertible notes will not be subject to defeasance.

The convertible notes initially will be issued in book-entry form only in minimum denominations of $2,000 principal amount and whole multiples of $1,000 in excess thereof. Beneficial interests in the convertible notes will be shown on, and transfers of beneficial interests in the convertible notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated convertible notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global convertible notes held in DTC, see “—Form, Denomination and Registration—Global convertible notes Book-Entry Form.”

If certificated convertible notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

Payment at Maturity

On the maturity date, each holder will be entitled to receive $1,000 in cash for each $1,000 in principal amount of convertible notes, together with accrued and unpaid interest (including contingent interest, if any) to, but not including, the maturity date. With respect to global convertible notes, principal and interest (including contingent interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated convertible notes, principal and interest (including contingent interest, if any) will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest

The convertible notes will bear interest at a rate of 3.75% per year. Interest will accrue from December 7, 2010, or from the most recent date to which interest has been paid or duly provided for. Beginning with the six-month interest period commencing December 15, 2018, we will pay contingent interest under certain circumstances as described under “—Contingent Interest.” We will pay interest (including contingent interest, if any) semi-annually, in arrears on June 15 and December 15 of each year, commencing on June 15, 2011, to holders of record at 5:00 p.m., New York City time, on the preceding June 1 and December 1, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued interest (including contingent interest, if any) on any convertible notes when they are converted, except as described under “—Conversion Rights;” and

•

on the maturity date, we will pay accrued and unpaid interest (including contingent interest, if any) to the person to whom we pay the principal amount instead of to the holder of record on the record date.

We will pay interest on:

•	global convertible notes to DTC in immediately available funds;

•

any certificated convertible notes having a principal amount of less than $5,000,000, by check mailed to the holders of those convertible notes; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity;” and

•

any certificated convertible notes having a principal amount of $5,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these convertible notes duly delivered to the trustee at least fifteen business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

Contingent Interest

Beginning with the six-month interest period commencing December 15, 2018, we will pay contingent interest during any six-month interest period to the holders of the convertible notes if the trading price of the convertible notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the convertible notes.

During any six-month period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of the convertible notes will equal 0.375% of the average trading price of $1,000 principal amount of convertible notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.

“Trading price” for purposes of determining contingent interest shall have the meaning set forth under “—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition,” except that, for purposes of determining the trading price for the contingent interest provisions only, if Omnicare cannot reasonably obtain at least one bid for $5,000,000 principal amount of the convertible notes from a nationally recognized securities dealer or in our reasonable judgment the bid quotations are not indicative of the secondary market value of the convertible notes, then the trading price per $1,000 principal amount of the convertible notes will be determined by a nationally recognized securities dealer retained by us for that purpose.

We will notify holders prior to the beginning of any six-month interest period that they will be entitled to receive contingent interest during such six-month interest period.

Subsidiary Guarantees

The convertible notes will be guaranteed by each of Omnicare’s current and future Domestic Subsidiaries except the Excluded Subsidiaries. The Subsidiary Guarantees will be full and unconditional, and joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Your ability to enforce the guarantees of the convertible notes may be limited.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Omnicare or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) subject to the provisions of the following paragraph, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee.

The Subsidiary Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) (other than to us or any of our Domestic Subsidiaries);

(2) in connection with any sale of a majority of the Capital Stock of a Guarantor (other than to us or any of our Domestic Subsidiaries);

(3) if Omnicare designates any Subsidiary that is a Guarantor to be an Excluded Subsidiary in accordance with the requirements of the indenture;

(4) if any Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the indenture;

(5) if such Guarantor’s guarantee of any obligations under the Credit Agreement, or if the Credit Agreement is no longer outstanding, any other Indebtedness of Omnicare, is fully and unconditionally released, except that such Guarantor shall subsequently be required to become a Guarantor by executing a supplemental indenture and providing the trustee with an officers’ certificate and opinion of counsel at such time as it guarantees any obligations under the Credit Agreement, or if the Credit Agreement is no longer outstanding, any other Indebtedness of Omnicare; or

(6) if Omnicare’s obligations under the indenture and notes are discharged in accordance with the terms of the indenture.

In connection with the foregoing and “—Subordination”, the following definitions shall apply:

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Credit Agreement” means the Credit Agreement, dated May 18, 2010, by and among Omnicare, Inc., the lenders parties thereto, Suntrust Bank, as administrative agent, JPMorgan Chase Bank, N.A., as joint syndication agent, and the other agents, arrangers and lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, as to principal amount), modified, renewed, refunded, replaced or refinanced from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto).

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“Excluded Subsidiaries” means those Domestic Subsidiaries that are designated by Omnicare as Domestic Subsidiaries that will not be Guarantors; provided, however, that in no event will the Excluded Subsidiaries, either individually or collectively, hold more than 10% of the consolidated assets of Omnicare and its Domestic Subsidiaries as of the end of any fiscal quarter or account for more than 10% of the consolidated revenue of Omnicare and its Domestic Subsidiaries during the most recent four-quarter period (in each case determined as of the most recent fiscal quarter for which Omnicare has internal financial statements available); provided, further, that any Domestic Subsidiary that guarantees other Indebtedness of Omnicare may not be designated as or continue to be an Excluded Subsidiary. In the event any Domestic Subsidiaries previously designated as Excluded Subsidiaries cease to meet the requirements of the previous sentence, Omnicare will promptly cause one or more of such Domestic Subsidiaries to become Guarantors so that the requirements of the previous sentence are complied with.

“Guarantors” means each of:

(1) the Domestic Subsidiaries of Omnicare as of the Issue Date other than Excluded Subsidiaries; and

(2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns; provided that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor.

“Subsidiary” means, with respect to any specified Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Subsidiary Guarantee” means a guarantee of convertible notes pursuant to the indenture.

Subordination

The payment of principal, interest and premium on the convertible notes will be subordinated to the prior payment in full of all Senior Debt of Omnicare, including Senior Debt incurred after the Issue Date.

The holders of Senior Debt of Omnicare will be entitled to receive payment in full of all Obligations due in respect of Senior Debt of Omnicare (including interest accruing after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of Omnicare, whether or not allowable as a claim in such proceeding) before the holders of convertible notes will be entitled to receive any payment with respect to the convertible notes in the event of any distribution to creditors of Omnicare:

(1) in a liquidation or dissolution of Omnicare;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Omnicare or its property;

(3) in an assignment for the benefit of creditors of Omnicare; or

(4) in any marshaling of Omnicare’s assets and liabilities.

Omnicare also may not make any payment in respect of the convertible notes if:

(1) a payment default on Designated Senior Debt of Omnicare occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on Designated Senior Debt of Omnicare that permits holders of that Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Omnicare or the holders of any Designated Senior Debt of Omnicare.

Payments on the convertible notes by Omnicare may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived or such Designated Senior Debt of Omnicare is discharged or paid in full; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or such Designated Senior Debt of Omnicare is discharged or paid in full or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt of Omnicare has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium on the convertible notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any Holder of the convertible notes receives a payment in respect of the convertible notes from Omnicare when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt of Omnicare. Upon the proper written request of the holders of Senior Debt of Omnicare, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt of Omnicare or their proper representative.

Omnicare must promptly notify holders of Senior Debt of Omnicare if payment of the convertible notes is accelerated because of an Event of Default.

The indenture will contain provisions with respect to the subordination of each Subsidiary Guarantee to Senior Debt of the relevant Guarantor comparable to those set forth above for the subordination of the convertible notes. The 3.25% convertible debentures do not constitute claims against any of the Guarantors (other than Omnicare Purchasing Company, L.P.) and, therefore, do not constitute Senior Debt of such Guarantors. Accordingly, the subordination provisions set forth in this section as to such Guarantors do not apply with respect to the 3.25% convertible debentures. The indenture requirements described above (i.e., that the trustee or a Holder of the convertible notes hold in trust for holders of Senior Debt any payments prohibited by the subordination provisions of the indenture, and deliver such payments in trust to the holders of Senior Debt) apply in respect of any payments received by the trustee or a Holder pursuant to a Subsidiary Guarantee of the convertible notes only to Senior Debt of the relevant Guarantor and not to Senior Debt of Omnicare, Inc. (including the 3.25% convertible debentures).

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Omnicare or any Subsidiary Guarantor, Holders of convertible notes may recover less ratably than creditors of Omnicare or such Subsidiary Guarantor who are holders of Senior Debt of Omnicare or such Subsidiary Guarantor, as the case may be. See “Risk factors—The convertible notes and the subsidiary guarantees are subordinated to senior indebtedness.”

Failure by Omnicare to make any required payment in respect of the convertible notes when due or within any applicable grace period, whether or not occurring during a payment blockage period, will result in an Event of Default under the indenture and, thereafter, Holders of the convertible notes will have the right to accelerate the maturity thereof.

In connection with the foregoing, the following definitions shall apply:

“Senior Debt” means, in the case of the Company or a Guarantor:

(1) all obligations of the Company or such Guarantor, as the case may be, related to the Credit Agreement, whether for principal, premium, if any, interest, including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company or such Guarantor under applicable bankruptcy laws, whether or not such interest is lawfully allowed as a claim after such filing, and all other amounts payable in connection therewith, including, without limitation, any fees, premiums, penalties, expenses, reimbursements, indemnities, damages and other liabilities; and

(2) the principal of, premium, if any, and interest on all other Indebtedness of the Company or such Guarantor, as the case may be, other than the convertible notes, and all Hedging Obligations, in each case whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness or Hedging Obligation, the instrument creating or evidencing the Indebtedness or Hedging Obligation expressly provides that such Indebtedness or Hedging Obligation shall not be senior in right of payment to the convertible notes.

Notwithstanding the foregoing, “Senior Debt” does not include:

(a) Indebtedness evidenced by the convertible notes and the Subsidiary Guarantees;

(b) Indebtedness of the Company or any Guarantor that is expressly subordinated in right of payment to any Senior Debt of the Company or such Guarantor or the convertible notes or the applicable Subsidiary Guarantee;

(c) Indebtedness of the Company or any Guarantor that by operation of law is subordinate to any general unsecured obligations of the Company or such Guarantor;

(d) Indebtedness of the Company or any Guarantor to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the one or more of the Company’s indentures;

(e) any liability for federal, state or local taxes or other taxes, owed or owing by the Company or any Guarantor;

(f) accounts payable or other liabilities owed or owing by the Company or any Guarantor to trade creditors, including Guarantees thereof or instruments evidencing such liabilities;

(g) amounts owed by the Company or any Guarantor for compensation to employees or for services rendered to the Company or such Guarantor;

(h) Indebtedness of the Company or any Guarantor to any Subsidiary or any other affiliate of the Company or such Guarantor;

(i) Capital Stock of the Company or any Guarantor;

(j) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the U.S. Code is without recourse to the Company or any Subsidiary;

(k) the 7.75% Senior Subordinated Notes or any Guarantee thereof;

(l) the 6.875% Senior Subordinated Notes or any Guarantee thereof;

(m) the 6.125% Senior Subordinated Notes or any Guarantee thereof;

(n) the 4.00% Convertible Subordinated Debentures due 2033 and the related Trust Preferred Income Securities (or any Guarantee thereof); and

(o) any Guarantee of the 3.25% Convertible Senior Debentures due 2035 (other than a Guarantee by Omnicare Purchasing Company, L.P.).

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt (other than the 3.25% Convertible Senior Debentures due 2035 or any Guarantee thereof) the principal amount of which is $50.0 million or more and that has been designated by Omnicare as “Designated Senior Debt.”

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing capital lease obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, in each case limited to the maximum amount of liability of the specified Person with respect to such Lien or Guarantee on the date in question. Notwithstanding anything in the foregoing to the contrary, “Indebtedness” shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business, any liability for federal, state, local or other taxes or any settlements or judgments relating to governmental litigations and/or investigations.

The amount of any Indebtedness issued with original issue discount will be the accreted value of such Indebtedness.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing the Indebtedness.

Conversion Rights

Holders may convert their convertible notes prior to the close of business on the business day preceding the maturity date based on an initial conversion rate of shares of common stock per $1,000 principal amount of convertible notes (equivalent to an initial conversion price of approximately $27.44 per share), only if the conditions for conversion described below are satisfied. The conversion rate will be subject to adjustment as described below. As described under “—Conversion Procedures—Settlement Upon Conversion,” upon conversion of convertible notes, we will pay cash and shares of our common stock, if any, based on a daily conversion value calculated on a proportionate basis for each day of the 25 trading-day cash settlement averaging period. Unless we have previously redeemed or purchased the convertible notes, you will have the right to convert any portion of the principal amount of any convertible notes that is a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

(1)	prior to December 15, 2023, on any date during any calendar quarter beginning after March 31, 2011 (and only during such calendar quarter), if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on, and including, the last trading day of the previous calendar quarter;

(2)	at any time on or after December 15, 2023;

(3)	with respect to any convertible notes called for redemption, until the close of business on the business day prior to the redemption date;

(4)	if we distribute to all holders of our common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period expiring not more than 60 calendar days following the record date for the distribution, shares of our common stock at a price per share less than the average closing sale price for the ten trading days preceding the announcement date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions”;

(5)	if we distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the announcement date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions”;

(6)	during a specified period if certain types of fundamental changes occur, as described in more detail below under “—Conversion Upon A Fundamental Change”; or

(7)	during the five consecutive business-day period following any five consecutive trading-day period if on each trading day during that five consecutive trading day-period, the trading price per $1,000 principal amount of convertible notes on that trading day was less than 98% of the product of the closing sale price per share of our common stock on that trading-day and the conversion rate in effect on that trading day, as described in more detail below under “—Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “Trading Price Condition.”

In the case of clauses (4) and (5) immediately above, we will notify you at least 30 calendar days prior to the ex-date for such distribution; once we have given such notice, you may surrender your convertible notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-date and any announcement by us that such distribution will not take place; in the case of a distribution identified in clauses (4) and (5) immediately above, you may not convert your convertible notes if you will otherwise participate in the distribution without conversion as a result of holding the convertible notes. The ex-date is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

The “closing sale price” of any share of our common stock on any trading day means the closing sale price of our common stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Pink OTC Markets Inc. In the absence of such a quotation, the closing sale price will be determined by a nationally recognized securities dealer retained by us for that purpose. The closing sale price will be determined without reference to extended or after hours trading. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest (including contingent interest, if any) on the convertible notes. Accrued and unpaid interest (including contingent interest, if any) to the conversion date is deemed to be paid in full with the shares of our common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.

If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest (including contingent interest, if any) accrued and unpaid on your convertible notes, notwithstanding your conversion of those convertible notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your convertible notes for conversion, you must pay us an amount equal to the interest (including contingent interest, if any) that has accrued and will be paid on the convertible notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your convertible notes in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•

if you convert your convertible notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•

to the extent of any overdue interest (including overdue contingent interest, if any), if overdue interest (or overdue contingent interest) exists at the time of conversion with respect to your convertible notes; or

•	if you convert your convertible notes following the regular record date immediately preceding the maturity date.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the convertible notes.

Conversion Upon Specified Corporate Transactions

You will have the right to convert your convertible notes if we:

•

distribute to all holders of our common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period expiring not more than 60 calendar days following the record date for the distribution, shares of our common stock at a price less than the average closing sale price for the ten trading days preceding the announcement date for such distribution; or

•

distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the announcement date for such distribution.

We will notify you at least 30 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your convertible notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your convertible notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the convertible notes.

You will also have the right to convert your convertible notes if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not constitute a fundamental change, in each case pursuant to which our common stock would be converted into cash, securities and/or other property. In such event, you will have the right to convert your convertible notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. If the settlement date of the conversion of your notes occurs after the effective date of the transaction, then the provisions described under “—Change in the Conversion Rights upon Certain Reclassification, Business Combinations, Asset Sales and Corporate Events” below will determine the consideration you will receive upon conversion on that settlement date.

Conversion Upon a Fundamental Change

If a transaction described under clauses (1), (4) or (5) of the definition of fundamental change (as defined under “—Fundamental Change Put”) occurs, you will have the right to convert your convertible notes at any time beginning on the business day following the effective date of such fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify you of the anticipated effective date of any such fundamental change at least 10 calendar days prior to such date.

If such fundamental change also constitutes a “non-stock change of control,” then you may be entitled to an increased conversion rate upon conversion as described below under “—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” In addition, if:

•

pursuant to such fundamental change, the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock; and

•	the settlement date of the conversion of your notes occurs after the effective date of that fundamental change,

then the provisions described under “—Change in the Conversion Rights upon Certain Reclassification, Business Combinations, Asset Sales and Corporate Events” below will determine the consideration you will receive upon conversion on that settlement date.

If you have submitted any or all of your convertible notes for repurchase, unless you have withdrawn such convertible notes in a timely fashion, your conversion rights on the convertible notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any convertible notes for repurchase, such convertible notes may be converted only if you submit a withdrawal notice, and if the convertible notes are evidenced by a global convertible note, you comply with appropriate DTC procedures.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your convertible notes for conversion prior to maturity during the five consecutive business-day period following any five consecutive trading-day period if on each trading day during that five consecutive trading-day period, the “trading price” per $1,000 principal amount of convertible notes on that trading day, as determined following a request by a holder of convertible notes in accordance with the procedures described below, was less than 98% of the product of the closing sale price per share of our common stock on that trading day and the conversion rate in effect on that trading day.

The “trading price” of the convertible notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of convertible notes obtained by Omnicare for $5,000,000 principal amount of the convertible notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the underwriters, provided that if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid will be used. If Omnicare cannot reasonably obtain at least one bid for $5,000,000 principal amount of the convertible notes from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the convertible notes, then, for purposes of the trading price condition only, the trading price of the convertible notes will be deemed to be less than 98% of the applicable conversion rate of the convertible notes multiplied by the closing sale price of our common stock on such determination date.

We will have no obligation to determine the trading price of the convertible notes unless a holder of convertible notes request that we do so. If a holder provides such request, we will determine the trading price of the convertible notes for the applicable period.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global convertible note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable (including contingent interest, if any) on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated convertible debenture, to convert you must:

•	complete and manually sign the conversion notice on the back of the convertible notes or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the convertible notes to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest (including contingent interest, if any) payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The convertible notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of convertible notes being converted a “settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the twenty-five trading days during the cash settlement averaging period.

The “cash settlement averaging period” with respect to any convertible notes means the 25 consecutive trading-day period beginning on and including the second trading day after you deliver your conversion notice to the conversion agent, except that with respect to any notice of conversion received after the date of issuance of a notice of redemption as described under “—Provisional Redemption,” the “cash settlement averaging period” means the 25 consecutive trading days beginning on and including the twenty-eighth scheduled trading day prior to the applicable redemption date and except that with respect to any conversion arising solely by reason of the occurrence of a fundamental change, the “cash settlement averaging period” means the 25 consecutive trading days beginning on and including the twenty-eighth scheduled trading day prior to the fundamental change repurchase date.

“Daily settlement amount,” for each $1,000 principal amount of convertible notes, for each of the twenty-five trading days during the cash settlement averaging period, shall consist of:

•	cash equal to the lesser of $40 and the daily conversion value; and

•

to the extent the daily conversion value exceeds $40, a number of shares equal to, (A) the difference between the daily conversion value and $40, divided by (B) the daily VWAP of our common stock for such trading day.

The cash amount referred to in the first bullet point above for each trading day during the applicable cash settlement averaging period is referred to as the “principal return,” and the sum of the number of shares of common stock referred to in the second bullet point above for each trading day during the applicable cash settlement averaging period is referred to as the “net shares.”

“Daily conversion value” means, for each of the 25 consecutive trading days during the cash settlement averaging period, one twenty-fifth (1/25) of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such trading day.

The “daily VWAP” means, for each of the 25 consecutive trading days during the applicable cash settlement averaging period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “OCR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day during which (i) trading in our common stock generally occurs and (ii) there is no market disruption event on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

“Market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, or more than a one half hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the settlement amount to converting holders on the fifth business day immediately following the last day of the applicable cash settlement averaging period.

We will not issue fractional shares of our common stock upon conversion of the convertible notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our common stock on the final trading day in the cash settlement averaging period.

Conversion Rate Adjustments

We will adjust the conversion rate for the following events:

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 =	CR0	×	OS1
OS0

where,

CR1	=	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such dividend or distribution or the effective date of such share split or combination; and

OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them to purchase, for a period of 60 calendar days following the record date for such distribution, shares of our common stock at a price per share less than the average closing sale price of our common stock for the ten trading days immediately preceding the declaration date for such distribution, the conversion rate will be increased based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

CR1	=	CR0	×	OS0 + X
OS0 + Y

where,

CR1	=	conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such distribution;

OS0	=	the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such distribution;

X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other of our assets or property to all or substantially all holders of our common stock, excluding:

•	dividends or distributions as to which adjustment is required to be effected in clause (1) or (2) above;

•

the initial distribution of rights issued pursuant to a stockholder rights plan; provided that such rights plan provides for the issuance of such rights with respect to common stock issued upon conversion of the convertible notes;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs described below in the third paragraph of this clause (3),

then the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	SP0
SP0 – FMV

where,

CR1	=	conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such distribution;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock as of the open of business on the ex-date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), or if the difference between “SP0” and “FMV” is less than $1.00, in lieu of the foregoing increase, each holder of a convertible note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, securities or other assets or property of ours that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours that are listed on a national or regional securities exchange, which is referred to in this offering memorandum as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	FMV + MP0
MP0

where,

CR1 =	conversion rate in effect immediately prior to the open of business on the ex-date for the spin-off;

CR0 =	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for the spin-off;

FMV =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following, and including, the third trading day after the ex-date for such spin-off (such period, the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

Any adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect immediately prior to the open of business on the ex-date for the spin-off. Because we will make the adjustment to the conversion rate at the end of the valuation period with retroactive effect, we will delay the settlement of any notes where the final day of the related cash settlement averaging period occurs during, on or after the ex-date for the spin-off and on or before the last trading day of the valuation period. In such event, we will pay the cash and deliver any shares of our common stock due upon conversion (based on the adjusted conversion rate as described above) on the third business day immediately following the last trading day of the valuation period.

(4) If we pay any cash dividends or distributions paid exclusively in cash to all or substantially all holders of our common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger, consolidation or sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as described under “—Change in the Conversion Rights upon Certain Reclassification, Business Combinations, Asset Sales and Corporate Events”), the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	SP0 – DTA
SP0 – C

where,

CR1	=	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-date for such dividend or distribution;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such distribution;

DTA	=	the dividend threshold amount, which shall equal $0.0325 per share in any quarter; and

C	=	the amount in cash per share we distribute to holders of our common stock.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted. If an adjustment is required to be made as set forth in this clause (4) as a result of a distribution that is not a regular quarterly dividend, the dividend threshold amount will be deemed to be zero.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference between “SP0” and “C” is less than $1.00, in lieu of the foregoing increase, each holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	AC + ( SP1 × OS1)
OS0 × SP1

where,

CR1	=	the conversion rate in effect immediately prior to the open of business on the trading day immediately following the day such tender offer or exchange offer expires;

CR0	=	the conversion rate in effect at 5:00 p.m. New York City time, on the day such tender offer or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires (the “averaging period”);

OS1	=	the number of shares of our common stock outstanding immediately after the close of business on the date such tender or exchange offer expires (excluding shares validly tendered and accepted for payment pursuant to such tender offer or exchange offer); and

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer).

Any adjustment to the conversion rate under this clause (5) will be made immediately prior to the open of business on the day following the last day of the averaging period, but will be given effect immediately prior to the open of business on the trading day next succeeding the date such tender offer or exchange offer expires. Because we will make the adjustment to the conversion rate at the end of the averaging period with retroactive effect, we will delay the settlement of any convertible notes where the final day of the related observation period occurs on or after the trading day next succeeding the date such tender offer or exchange offer expires and on or before the last trading day of the averaging period. In such event, we will pay cash and deliver any shares of our common stock due upon conversion (based on the adjusted conversion rate as described above) on the third business day immediately following the last day of the averaging period.

Notwithstanding the above, certain listing standards of the New York Stock Exchange may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) in this section and as described in the sections captioned “—Adjustment to Conversion Rate upon a Non-Stock Change of Control.” These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the convertible notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the convertible notes are outstanding, regardless of whether we then have a class of securities listed on The New York Stock Exchange. Accordingly, in the event of an increase in the conversion rate above that which would result in the convertible notes, in the aggregate, becoming convertible into shares in excess of such limitations, we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations based on the daily settlement amount on each trading day of the relevant settlement period in respect of which, in lieu of delivering shares of our common stock, we deliver cash pursuant to this paragraph.

To the extent that any shareholders’ rights plan adopted by us is in effect upon conversion of the convertible notes, you will receive, in addition to any common stock due upon conversion, the rights under the applicable rights agreement unless the rights have separated from our common stock at the time of conversion of the convertible notes, in which case, the conversion rate will be adjusted as if we distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (3), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to shares of common stock, the rights described therein with respect to such shares of common stock (unless such rights or warrants have separated from the common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

We will not make any adjustments to the conversion rate if you participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and as a result of holding the convertible notes, in any of the transactions described above without having to convert their as if you held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of convertible notes held by you.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States Federal Income Tax Considerations.”

We may from time to time, to the extent permitted by law, increase the conversion rate of the convertible notes by any amount for any period of at least 20 business days. In that case, we will give at least 15 days prior notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (1) five business days prior to the maturity of the convertible notes (whether at stated maturity or otherwise) or (2) prior to the redemption date or repurchase date, unless such adjustment has already been made.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release through Business Wire containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

The conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional option amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the convertible notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.

Change in the Conversion Rights Upon Certain Reclassification, Business Combinations, Asset Sales and Corporate Events

If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination or a change in par value), or

•	are party to a consolidation or merger or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each $1,000 principal amount of outstanding convertible notes will, at and after the effective time of the transaction, and without the consent of any holders of the convertible notes, become convertible into the kind and amount of consideration (the “reference property”) receivable pursuant to such transaction by holder of a number of shares of our common stock equal to the conversion rate. However, the principal return payable upon conversion will continue to be payable in cash and the daily conversion value and the net shares, if any, will be calculated based on the volume-weighted average price (or, if such price is not available, the fair value) of the reference property instead of the daily VWAP. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the convertible notes shall be convertible into the consideration that a majority of the holders of our common stock have elected to receive in such transaction. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

If and only to the extent you elect to convert your convertible notes in connection with a transaction described under clause (1) or clause (4) under the definition of a fundamental change described below under “—Repurchase at Option of the Holder—Fundamental Change Put” pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market, which we refer to as a “non-stock change of control,” we will increase the conversion rate applicable to such conversion as described below. The number of additional shares by which the conversion rate is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such non-stock change of control. If holders of our common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock on the five trading days immediately preceding the effective date of such non-stock change of control. We will notify you of the anticipated effective date of any fundamental change at least 20 calendar days prior to such date.

A conversion of the convertible notes by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent following the effective date of the non-stock change of control but before 5:00 p.m., New York City time, on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “—Fundamental Change Put”).

The number of additional shares will be adjusted in the same manner as and as of the same date on which the conversion rate of the convertible notes is adjusted as described above under “—Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the number of additional shares by which the conversion rate shall be adjusted:

Effective Date	Stock Price
	$22.22	$25.00	$27.50	$30.00	$32.93	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$80.00	$90.00	$100.00
12/7/2010	8.5636	7.0803	6.0207	5.1805	4.3975	3.9425	3.0819	2.4545	1.9805	1.6120	1.3195	1.0834	0.8904	0.5986	0.3949	0.2508
12/15/2011	8.5636	6.5250	5.5195	4.7285	3.9968	3.5741	2.7806	2.2069	1.7757	1.4420	1.1777	0.9647	0.7908	0.5284	0.3455	0.2168
12/15/2012	8.5636	5.9695	5.0133	4.2687	3.5870	3.1966	2.4710	1.9522	1.5654	1.2675	1.0323	0.8432	0.6890	0.4565	0.2948	0.1815
12/15/2013	8.5636	5.4291	4.5132	3.8098	3.1748	2.8157	2.1576	1.6951	1.3541	1.0933	0.8883	0.7237	0.5897	0.3873	0.2468	0.1485
12/15/2014	8.5636	4.9134	4.0225	3.3511	2.7573	2.4277	1.8369	1.4324	1.1396	0.9182	0.7449	0.6061	0.4930	0.3218	0.2024	0.1190
12/15/2015	8.5636	4.4187	3.5301	2.8774	2.3172	2.0150	1.4928	1.1512	0.9117	0.7338	0.5958	0.4854	0.3951	0.2574	0.1603	0.0919
12/15/2016	8.5636	3.9204	3.0010	2.3485	1.8137	1.5389	1.0943	0.8279	0.6524	0.5264	0.4297	0.3523	0.2882	0.1889	0.1171	0.0657
12/15/2017	8.5636	3.5591	2.3884	1.6976	1.1754	0.9332	0.5976	0.4368	0.3447	0.2817	0.2334	0.1938	0.1603	0.1066	0.0660	0.0356
12/15/2018	8.5636	3.5591	1.7716	0.7833	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2019	8.5636	3.5591	1.8353	0.8097	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2020	8.5636	3.5591	1.9172	0.8435	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2021	8.5636	3.5591	1.9970	0.8758	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2022	8.5636	3.7203	2.0905	0.9131	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2023	8.5636	3.9121	2.1702	0.9400	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2024	8.5636	3.9502	2.0863	0.8722	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
12/15/2025	8.5636	3.5591	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:

•

between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $100.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	less than $22.22 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 45.0045 per $1,000 principal amount of the convertible notes, subject to adjustments in the same manner as the conversion rate.

Any conversion that entitles the converting holder to an adjustment to the conversion rate as described in this section shall be settled as described under “—Settlement Upon Conversion” above.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Provisional Redemption

After December 15, 2018, we may redeem all or a part of the convertible notes at a cash redemption price equal to 100% of the principal amount of the convertible notes being redeemed, plus accrued and unpaid interest (including contingent interest, if any) to, but excluding, the redemption date if the closing sale price of our Common Stock has exceeded 120% of the then current conversion price for at least 20 trading days in the consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest, if any) will be paid on the redemption date to the holder of record on the record date.

We will give notice of redemption not less than 30 nor more than 60 days prior to the redemption date to all record holders of convertible notes at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the convertible notes called for redemption, and the conversion rate then in effect;

•	the date on which your right to convert the convertible notes called for redemption will expire; and

•	the date on which the conversion period will begin.

If we do not redeem all of the convertible notes, the trustee will select the convertible notes to be redeemed in principal amounts of $2,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If any convertible notes are to be redeemed in part only, we will issue a new convertible note in principal amount equal to the unredeemed principal portion thereof. If a portion of your convertible notes is selected for partial redemption and you convert a portion of your convertible notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Additionally, we will not be required to:

•	issue, register the transfer of, or exchange any convertible notes during the period of 15 days before the mailing of the notice of redemption, or

•	register the transfer of or exchange any convertible notes so selected for redemption, in whole or in part, except the unredeemed portion of any convertible notes being redeemed in part.

We may not redeem the convertible notes if we have failed to pay interest on the convertible notes and such failure to pay is continuing.

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the convertible notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your convertible notes for which you have properly delivered and not withdrawn a written repurchase notice. The convertible notes submitted for repurchase must be in principal amounts of $2,000 or whole multiples of $1,000 in excess thereof.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the convertible notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest, if any) will be paid on the repurchase date to the holder of record on the record date.

Our ability to repurchase convertible notes for cash may be limited by restriction on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for the convertible notes that might be delivered by holders of convertible notes seeking to exercise the repurchase right. See “Risk Factors—Risks Relating to the Offering—We may be unable to repurchase convertible notes for cash when required by the holders, including following a fundamental change.” Our failure to repurchase tendered convertible notes would constitute an event of default under the indenture, which might constitute an event of default under the terms of our other indebtedness, including our credit facility.

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1)	Omnicare becomes aware of (by way of report or other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as this term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), becomes the “beneficial owner” (as this term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote in the election of our board of directors (or comparable body); or

(2)	the first day on which a majority of the members of our board of directors are not continuing directors; or

(3)	the adoption of a plan relating to our liquidation or dissolution; or

(4)	the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than:

(a)	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•

pursuant to which the holders of our voting stock immediately prior to the transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

•

any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(5)	the termination of trading of our common stock, which will be deemed to have occurred if our common stock or other common stock into which the convertible notes are convertible is neither listed for trading on the New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market or any United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (4) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market and, as a result of the transaction or transactions, the convertible notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto).

“Continuing directors” means, as of any date of determination, any member of the board of directors of Omnicare who:

•	was a member of the board of directors on the date of the indenture; or

•

was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election.

The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of convertible notes to require us to repurchase the convertible notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

Under clause (2) of the definition of fundamental change, a fundamental change will occur when a majority of Omnicare’s board of directors are not continuing directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors”, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of Omnicare’s board of directors, including in connection with a proxy contest where Omnicare’s board of directors does not endorse a dissident state of directors but approves them as continuing directors, holders of the convertible notes may not be entitled to require Omnicare to repurchase the convertible notes.

On or before the twentieth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the convertible notes on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your convertible notes.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 calendar days after the date of the notice of a fundamental change.

To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the convertible notes to be repurchased, if certificated convertible notes have been issued). The repurchase notice must state:

•	if you hold certificated convertible notes, the convertible notes’ certificate numbers;

•	the portion of the principal amount of the convertible notes to be repurchased, which must be $2,000 or whole multiples of $1,000 in excess thereof; and

•	that the convertible notes are to be repurchased by us pursuant to the applicable provisions of the convertible notes and the indenture.

If you hold a beneficial interest in a global convertible debenture, your repurchase notice must comply with appropriate DTC procedures.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the convertible notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold certificated convertible notes, the certificate numbers of the withdrawn convertible notes;

•	the principal amount of the withdrawn convertible notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $2,000 or whole multiples of $1,000 in excess thereof.

If you hold a beneficial interest in a global convertible note, your withdrawal notice must comply with appropriate DTC procedures.

Payment of the repurchase price for a convertible note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the convertible note, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the convertible notes will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the convertible notes, as the case may be.

If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the convertible notes that holders have elected to require us to repurchase, then, as of the repurchase date:

•

those convertible notes will cease to be outstanding and interest (including contingent interest, if any) will cease to accrue, whether or not book-entry transfer of the convertible notes has been made or the convertible notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of those convertible notes will terminate, other than the right to receive the repurchase price upon delivery or transfer of the convertible notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the convertible notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the convertible notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the convertible notes.

This fundamental change repurchase right could discourage a potential acquirer of Omnicare. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the convertible notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the convertible notes.

Consolidation, Merger and Sale of Assets

The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•

either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all of our obligations under the convertible notes and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•

if as a result of such transaction the convertible notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us (or any successor to us) under the convertible notes and the indenture; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Omnicare is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Omnicare, and Omnicare shall be discharged from its obligations, under the convertible notes and the indenture.

This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of Omnicare “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the convertible notes, or under the laws of Delaware, Omnicare’s state of incorporation. Accordingly, the ability of a holder of the convertible notes to require us to repurchase the convertible notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Omnicare may be uncertain.

An assumption by any person of Omnicare’s obligations under the convertible notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the convertible notes for new convertible notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

(1)	default for 30 days in the payment when due of interest (including contingent interest, if any) on the convertible notes whether or not prohibited by the subordination provisions of the indenture;

(2)	default in payment when due of the principal of, or premium, if any, on the convertible notes whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by us to provide notice of a fundamental change when and as required by the indenture or a failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(4)	failure to deliver cash and, if applicable, our common stock upon the conversion of any convertible notes and such failure continues for five days following the scheduled settlement date for such conversion;

(5)	failure by us or any of the Guarantors that is a significant subsidiary for 60 days after notice to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X) (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the date of issuance, if that default:

(a)	is caused by a failure to pay principal of such indebtedness at its final stated maturity after giving effect to any grace period provided in such indebtedness on the date of such default (a “payment default”); or

(b)	results in the acceleration of such indebtedness prior to its express maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(7)	failure by us or any of our significant subsidiaries to pay final, non-appealable judgments aggregating in excess of $100.0 million that are not covered by insurance or as to which an insurer has not acknowledged coverage in writing, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, the guarantee by a significant subsidiary shall be held in any final, nonappealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a significant subsidiary, or any person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our significant subsidiaries.

In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to Omnicare, all outstanding convertible notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately.

Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

Waiver

The holders of a majority in aggregate principal amount of the convertible notes outstanding may, on behalf of the holders of all the convertible notes, waive any existing default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest (including contingent interest, if any) on any convertible notes when due;

•	our failure to convert any convertible notes into cash and, if applicable, shares of our common stock as required by the indenture;

•

our failure to pay the redemption price on the redemption date in connection with a redemption by us or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture the amendment of which would require the consent of the holder of each outstanding convertible note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the convertible notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each convertible note affected by such change to:

•	extend the maturity of any convertible note;

•	reduce the rate or extend the time for payment of interest (including contingent interest, if any) on any convertible note;

•	reduce the principal amount of any convertible note;

•	reduce any amount payable upon redemption or repurchase of any convertible note;

•	impair the right of a holder to institute suit for payment of any convertible note;

•	change the currency in which any convertible note is payable;

•	change our obligation to redeem any convertible notes called for redemption on a redemption date in a manner materially adverse to the holders;

•	change our obligation to repurchase any convertible notes upon a fundamental change in a manner materially adverse to the holders;

•

impair or adversely affect the right of a holder to convert any convertible note into cash and, if applicable, shares of our common stock or reduce the conversion rate, except as permitted pursuant to the indenture;

•	change our obligation to maintain an office or agency in New York City;

•	modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture; or

•	reduce the percentage in aggregate principal amount of the convertible notes required for consent to any modification of the indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the convertible notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the convertible notes then outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the convertible notes) may be modified or amended by us and the trustee, without the consent of the holder of any convertible notes, to, among other things:

•

provide for conversion rights of holders of the convertible notes and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	secure the convertible notes;

•

provide for the assumption of our obligations to the holders of the convertible notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	add to our covenants for the benefit of the holders of the convertible notes;

•

cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture, provided that such modification or amendment does not adversely affect the interests of the holders of the convertible notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the convertible notes contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the convertible notes;

•

make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the convertible notes in any material respect;

•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of the convertible notes;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	add guarantees of obligations under the convertible notes;

•	provide for a successor trustee; and

•	make any change that does not materially adversely affect the rights of any holder.

Other

The consent of the holders of convertible notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Convertible Notes not Entitled to Consent

Any convertible notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding convertible notes have consented to a modification, amendment or waiver of the terms of the indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any convertible notes in the open market or by tender offer at any price or by private agreement. Any convertible notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any convertible notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

U.S. Bank National Association will be the trustee, registrar, paying agent and conversion agent for the convertible notes. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

The Trust Indenture Act contains limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim, as security or otherwise. Under the Trust Indenture Act, the trustee is permitted to engage in other transactions with us and our affiliates from time to time, provided that if the trustee acquires any conflicting interests it must eliminate such conflicts upon the occurrence of an event of default under the indenture, or else resign. We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

BNY Mellon Shareowner Services is the transfer agent and registrar for our common stock.

Governing Law

The convertible notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Convertible Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the convertible notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the convertible notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the convertible notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the convertible notes upon the request of that holder.

Form, Denomination and Registration

The convertible notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

Global Convertible Notes, Book-Entry Form

The convertible notes will be evidenced by one or more global convertible notes. We will deposit the global convertible note with DTC and register the global convertible note in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global convertible note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global convertible note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global convertible note to such persons may be limited.

Beneficial interests in a global convertible note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global convertible note, Cede & Co. for all purposes will be considered the sole holder of such global convertible note. Except as provided below, owners of beneficial interests in a global convertible note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global convertible note.

We will pay principal of and interest (including contingent interest, if any) on, and the redemption price and the repurchase price of, a global convertible note to Cede & Co., as the registered owner of the global convertible note, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global convertible note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the convertible notes, including the presentation of the convertible notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global convertible notes are credited, and only in respect of the principal amount of the convertible notes represented by the global convertible note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global convertible note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the convertible notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global convertible note may be exchanged for definitive certificated convertible notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such convertible notes or the indenture. The indenture permits us to determine at any time and in our sole discretion that convertible notes shall no longer be represented by global convertible notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global convertible note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain U.S. federal income tax considerations with respect to the purchase, ownership and disposition of the convertible notes and our common stock acquired upon any conversion of a convertible note. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history thereof, U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative pronouncements and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates), possibly with retroactive effect so as to result in U.S. federal income tax considerations materially different from those discussed below. We have not sought any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements and conclusions made in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

The discussion included herein is for general information purposes only. This discussion addresses only certain U.S. federal income tax aspects of an investment in the convertible notes (and the common stock received upon any conversion thereof) by a beneficial owner of such notes, and does not address all tax considerations that may be relevant to a particular person or that may be relevant to persons subject to special treatment under U.S. federal income tax laws, including financial institutions, tax-exempt entities, insurance companies, regulated investment companies, controlled foreign corporations, passive foreign investment companies, brokers, dealers or traders in securities or currencies, U.S. holders that have a “functional currency” other than the U.S. dollar, former U.S. citizens or long-term residents, persons that are, or hold their convertible notes through, partnerships or other pass-through entities, traders in securities who elect the mark-to-market method of accounting for their securities, persons holding the convertible notes or our common stock as part of a hedging or conversion transaction or as part of a straddle or other risk reduction transaction for U.S. federal income tax purposes, or persons subject to the wash sale rules. Such persons may be subject to tax rules that differ from those summarized below. Moreover, this discussion is limited to initial beneficial owners that are treated, for U.S. federal income tax purposes, as purchasing the convertible notes upon original issuance for cash at their “issue price” (as defined below) and that hold the convertible notes or our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Additionally, this discussion does not address the effect of U.S. federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws.

As used herein, the term “U.S. holder” means a beneficial owner of a convertible note or our common stock (acquired upon conversion of a convertible note) that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	An entity taxable as a corporation that is created or organized in or under the laws of the United States or any State thereof, or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

A trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election to be treated as domestic trust.

As used herein, the term “non-U.S. holder” means a beneficial owner of a convertible note or our common stock acquired upon any conversion of a convertible note (other than any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If any entity treated as a partnership for U.S. federal income tax purposes is the beneficial owner of a convertible note or our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partnership for

U.S. federal income tax purposes and partners in such a partnership should consult their own tax advisors about the U.S. federal, state, local, foreign, and other tax consequences of the acquisition, ownership, and disposition of the convertible notes or shares of our common stock acquired upon any conversion of the convertible notes.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF THE CONVERTIBLE NOTES. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE NOTES AND OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL AND FOREIGN TAXING JURISDICTION, THE APPLICABILITY OF ANY TAX TREATIES TO THEM, AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

CLASSIFICATION OF THE CONVERTIBLE NOTES

Omnicare intends to treat the convertible notes as indebtedness subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”) for U.S. federal income tax purposes, and each holder of a convertible note will be bound by that treatment pursuant to the terms of the indenture. In addition, under the indenture, each holder will be deemed to have agreed to treat the fair market value of our common stock and cash received by such holder upon conversion as a contingent payment and to accrue interest with respect to the convertible notes as original issue discount for U.S. federal income tax purposes according to the “noncontingent bond method” set forth in section 1.1275-4(b) of the CPDI regulations, using the “comparable yield” (as defined below) compounded semi-annually and the “projected payment schedule” (as defined below) determined by us. The remainder of this discussion assumes that the convertible notes will be treated as indebtedness subject to the CPDI regulations and in accordance with our determinations.

The IRS has issued a revenue ruling with respect to convertible instruments having contingent payments similar in some respects to the convertible notes. Notwithstanding the issuance of the revenue ruling, the application of the CPDI regulations to instruments such as the convertible notes is uncertain in several significant respects, and, as a result, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the convertible notes. In particular, a holder might be required to accrue interest income at a higher or lower rate or at an earlier or later date than described herein, might not recognize income, gain or loss upon conversion of the convertible notes into shares of our common stock, might recognize capital gain or loss upon a taxable disposition of the convertible notes, might have a different holding period in our common stock acquired upon conversion of a convertible note, and might have an adjusted tax basis in the convertible notes or our common stock acquired upon conversion of a convertible note different from that discussed herein.

Holders should consult their own tax advisors concerning the tax consequences of the purchase, ownership and disposition of the convertible notes, including the tax consequences if the convertible notes are not classified as indebtedness that is subject to the CPDI regulations.

U.S. HOLDERS

Accrual of Interest on the Convertible Notes

Pursuant to the CPDI regulations, a U.S. holder will be required to accrue interest income as original issue discount in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will likely be required to include interest in taxable income in each year significantly in excess of the stated semi-annual cash interest payable and any contingent interest payments actually received in that year.

The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the convertible notes, equal to:

(1)	the product of (i) the “adjusted issue price” (as defined below) of the convertible notes as of the beginning of the accrual period and (ii) the “comparable yield” (as defined below) of the convertible notes, adjusted for the length of the accrual period,

(2)	divided by the number of days in the accrual period, and

(3)	multiplied by the number of days during the accrual period that the U.S. holder held the convertible notes.

The “issue price” of the convertible notes is the first price at which a substantial amount of the convertible notes is sold to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of the convertible notes generally equals its “issue price,” increased by any interest income previously accrued in all prior accrual periods (determined without regard to any adjustments to interest accruals described below), and decreased by the amount of any payments projected to have been previously made in all prior accrual periods (including payments of stated interest) with respect to the convertible notes.

Under the CPDI regulations, we are required to establish the “comparable yield” for the convertible notes. The “comparable yield” of the convertible notes is intended to equal the annual yield we would pay, as of the initial issue date, on a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the convertible notes. We intend to take the position that the comparable yield for the convertible notes is 8.25%, compounded semi-annually. The precise manner of calculating the comparable yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could differ materially from the comparable yield provided by us. Moreover, the projected payment schedule (as defined below) could differ materially from the projected payment schedule provided by us.

The CPDI regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the convertible notes. This schedule must have a yield to maturity equal to the comparable yield. The projected payment schedule includes the semi-annual stated interest payable on the convertible notes at the rate of 3.75% per annum, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. For this purpose, the fair market value of any common stock and any cash received by a holder upon conversion will be treated as a contingent payment.

U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011, Attention: Chief Financial Officer.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. holder’s interest accruals and adjustments thereof in respect of the convertible notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the convertible notes or the value, at any time, of the common stock into which the convertible notes may be converted.

Adjustments to Interest Accruals on the Convertible Notes

As noted above, the projected payment schedule will include amounts attributable to the stated semi-annual interest payable on the convertible notes. Accordingly, the receipt of such stated semi-annual interest payments will not give rise to separate amounts of taxable income to U.S. holders.

If, during any taxable year, a U.S. holder receives actual contingent payments with respect to the convertible notes that in the aggregate exceed the total amount of projected contingent payments for that taxable year, the U.S. holder will incur a “positive adjustment” under the CPDI regulations equal to such excess. A “net positive adjustment” will result if the amount of total positive adjustments in a taxable year exceeds the amount of total negative adjustments for that year. The U.S. holder must treat a “net positive adjustment” as additional ordinary interest income for that taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock and cash received upon conversion.

If, during any taxable year, a U.S. holder receives actual contingent payments with respect to the convertible notes that in the aggregate are less than the amount of projected contingent payments for that taxable year, the U.S. holder will incur a “negative adjustment” under the CPDI regulations equal to such deficit. A “net negative adjustment” will result if the amount of total negative adjustments in a taxable year exceeds the amount of total positive adjustments for that year. This adjustment will (a) first reduce the U.S. holder’s interest income on the convertible notes for that taxable year and (b) to the extent of any excess, give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the convertible notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the convertible notes and, to the extent not so used, will reduce the amount realized on the sale, exchange, conversion, redemption or retirement of the convertible notes.

U.S. holders should be aware that the information statements they receive from their brokers (on an Internal Revenue Service Form 1099) stating accrued interest in respect of the convertible notes may not take net negative or positive adjustments into account, and thus may understate or overstate the holders’ interest inclusions.

Sale, Exchange, Conversion, Redemption or Retirement of the Convertible Notes

As described above, our calculation of the comparable yield and the projected payment schedule for the convertible notes includes the receipt of common stock and cash upon conversion as a contingent payment with respect to the convertible notes. Accordingly, we intend to treat the transfer of our common stock and cash to a U.S. holder upon the conversion of a convertible note as a contingent payment under the CPDI regulations. Under this treatment, such conversion would result in taxable gain or loss to the U.S. holder. As described above, U.S. holders are generally bound by our determination of the comparable yield and the schedule of projected payments.

The amount of gain or loss on a taxable sale, exchange, conversion, redemption or retirement of a convertible note will generally be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder on such disposition (including the fair market value of any of our common stock received), reduced by any negative adjustment carryforward as described above, and (b) the U.S. holder’s “adjusted tax basis” in the convertible notes. A U.S. holder’s adjusted tax basis in a convertible note will generally be equal to the U.S. holder’s original purchase price for the convertible note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any payments projected to have been previously made to the U.S. holder (determined without regard to the actual amount paid). Any gain recognized upon a sale, exchange, conversion, redemption or retirement of a convertible note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent that the U.S. holder’s total interest inclusions exceed the total net negative adjustments on the convertible notes, and thereafter, as capital loss (which will be long-term if the convertible note was held for more than one year). The deductibility of capital losses is subject to limitations.

A U.S. holder’s tax basis in our common stock received upon a conversion of a convertible note will equal the fair market value of such common stock at the time of conversion. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

The conversion rate of the convertible notes is subject to adjustment under certain circumstances (see “Description of Convertible Notes—Conversion Rights—Conversion Rate Adjustments” and “Description of Convertible Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control”).

Certain adjustments to the conversion rate of the convertible notes may, pursuant to Treasury Regulations promulgated under Section 305 of the Code, result in a taxable constructive distribution from Omnicare to a U.S. holder of convertible notes if, as a result of such adjustment, the proportionate interest of such U.S. holder of the convertible notes in the assets or earnings and profits of Omnicare were increased. Such a constructive distribution would be treated as a dividend, resulting in ordinary income to a U.S. holder to the extent of the current or accumulated earnings and profits of Omnicare, as determined under U.S. federal income tax principles. As a result, a U.S. holder of the convertible notes would be required to include its allocable share of such deemed dividends in income but would not receive any cash related thereto. For example, in the event that we are required to increase the conversion rate of the convertible notes because we distribute cash dividends to holders of our common stock, then U.S. holders would be treated as currently receiving a constructive distribution, taxable as a dividend, equal to the value, as of the date of the constructive distribution, of the additional common stock that the U.S. holders would be entitled to receive upon a conversion of the convertible notes by virtue of the increase in the conversion rate. Generally, a U.S. holder’s tax basis in a convertible note will be increased to the extent any such constructive distribution is treated as a dividend.

Moreover, if there is an adjustment (or failure to make an adjustment) to the conversion rate of the convertible notes that increases the proportionate interest of the holders of our common stock in our assets or earnings and profits, then such increase generally would be treated as a constructive distribution to such holders, taxable as described above.

It is unclear whether any such constructive dividends would be eligible for the reduced rate of U.S. federal income tax currently applicable to certain dividends received by non-corporate holders or the dividends received deduction applicable to corporations.

Dividends on Our Common Stock

If a U.S. holder receives shares of our common stock upon the conversion of a convertible note, and we subsequently make cash distributions on our common stock, the distributions will constitute dividends taxable to the holder as ordinary income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder’s tax basis in the shares of common stock (determined on a share-by-share basis). Any such distributions in excess of the U.S. holder’s tax basis in the shares of common stock will generally be treated as capital gain from the sale or exchange of such stock. Subject to applicable limitations, distributions on our common stock constituting dividends will qualify for the dividends received deduction applicable to holders that are United States corporations and may currently qualify for preferential rates applicable to certain non-corporate holders.

Sale or Exchange of Our Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of our common stock received upon conversion of a convertible note. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the common stock, which will generally be the fair market value of the common stock at the time of the conversion. The proceeds received by a U.S. holder generally will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period for the common stock is more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder will be subject to U.S. federal backup withholding at the applicable rate (currently 28% and scheduled to increase to 31% in 2011) with respect to amounts paid (including in respect of original issue discount) on the convertible notes, dividends on our common stock acquired upon conversion of a convertible note and the proceeds from the sale, exchange, redemption, or other disposition of convertible notes or our common stock, if the U.S. holder fails to provide us or our paying agent with its taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, such payments of interest or dividends to, and the proceeds of a sale, redemption, or other disposition by, the U.S. holder will generally be subject to information reporting requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments to a U.S. holder will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include the amounts of its interest or dividend income received in respect of the convertible notes or common stock received upon conversion of the convertible notes, and its gains from the sale or other disposition of such convertible notes or common stock, unless such interest, dividends or net gains are derived in the ordinary course of the U.S. holder’s conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in the convertible notes.

NON-U.S. HOLDERS

Interest Payments and Sale, Exchange, Conversion, Redemption or Retirement of the Convertible Notes

All payments made to a non-U.S. holder, including interest payments, a payment in common stock and/or cash pursuant to a conversion, and any gain realized on a sale, exchange, redemption, retirement or other disposition of the convertible notes, will be exempt from U.S. federal income and withholding tax provided that: (i) the non-U.S. holder of the convertible notes does not (actually or constructively) own 10% or more of the total combined voting power of all classes of stock of Omnicare entitled to vote, (ii) the non-U.S. holder of the convertible notes is not a controlled foreign corporation that is related to Omnicare (actually or constructively) through stock ownership, (iii) the non-U.S. holder of the convertible notes is not a bank receiving interest described in section 881(c)(3)(A) of the Code, (iv) such payments are not “effectively connected” with such

non-U.S. holder’s trade or business conducted in the United States, (v) either (A) the non-U.S. holder certifies under penalties of perjury on a properly completed IRS Form W-8BEN (or a suitable substitute form) that it is not a “U.S. person” (as defined in the Code) and provides its name, address, and taxpayer identification number, if any, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the convertible notes on behalf of the non-U.S. holder certifies under penalties of perjury that such a statement has been received from the non-U.S. holder and furnishes a copy thereof, and (vi) in the case of payments received pursuant to a conversion or gain realized on a sale, exchange, redemption, retirement or other disposition of a convertible note, we have not been a “United States real property holding corporation” (a “USRPHC”) at any time within the shorter of the five-year period preceding such payment, sale or other disposition or such non-U.S. holder’s holding period (the “applicable period”). We believe that we are not currently a USRPHC, and at this time we do not anticipate becoming a USRPHC. You should consult your own tax advisor regarding the tax consequences to you if, contrary to our belief, we are determined to be a USRPHC at any time during the applicable period.

Unless an applicable income tax treaty provides otherwise, if a non-U.S. holder of the convertible notes is engaged in a trade or business in the United States, and if income derived from the convertible notes is effectively connected with the conduct of such trade or business, then the non-U.S. holder will generally be subject to U.S. federal income tax on interest and on any gain realized on the sale, exchange, conversion, redemption or retirement of the convertible notes at the regular graduated rates applicable to ordinary income earned by a U.S. holder (and if the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits, subject to certain adjustments). Such a non-U.S. holder would be exempt from the 30% withholding tax if the non-U.S. holder provided the withholding agent with a properly executed IRS Form W-8ECI (or suitable substitute form).

Constructive Dividends

If a non-U.S. holder were deemed to have received a constructive distribution (see “U.S. Holders—Constructive Dividends” above), such a constructive distribution would be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any such dividends would generally be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate) unless certain certification requirements with respect thereto are satisfied or such dividends are effectively connected income (see “—Dividends on Our Common Stock” below). It is possible that this tax would be withheld from amounts owed to such holder, including interest on the convertible notes, shares of our common stock or sale or other disposition proceeds subsequently paid or credited to the holder.

Dividends on Our Common Stock

If a non-U.S. holder receives shares of our common stock and cash upon the conversion of a convertible note, and we subsequently make distributions on our common stock, the distributions will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Except as described below, dividends paid on common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate). In order to claim a reduction of or exemption from withholding under a tax treaty, a non-U.S. holder generally will be required to satisfy certain IRS certification requirements by filing a properly completed IRS Form W-8BEN (or suitable substitute form) upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments. This certification must be provided prior to the payment of any dividends on our common stock and must be updated periodically.

Unless an applicable income tax treaty provides otherwise, if a non-U.S. holder is engaged in a trade or business in the United States, and if dividends paid to such non-U.S. holder are effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, then we or our paying agent generally are not required to withhold tax from the dividends, provided that the non-U.S. holder provides us or our paying agent with a valid IRS Form W-8ECI (or suitable substitute form) certifying, under penalties of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder’s conduct of trade or business in the United States. Unless an applicable income tax treaty provides otherwise, dividends on common stock that are exempt from the withholding tax as effectively connected income will be subject to U.S. federal income tax in generally the same manner as dividends paid to U.S. holders (and the branch profits tax described above may also apply).

Sale or Exchange of Our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or exchange of our common stock received upon conversion of a convertible note unless:

•

the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met, in which case such gain (net of certain U.S. source losses) will be subject to tax at a rate of 30% (or a lower applicable treaty rate);

•

the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), in which case such gain generally will be subject to tax in the same manner as effectively connected dividends; or

•	we have been a USRPHC at any time within the shorter of the five-year period preceding such sale or disposition or such non-U.S. holder’s holding period (the “applicable period”).

We believe that we are not currently a USRPHC, and, at this time, we do not anticipate becoming a USRPHC. You should consult your own tax advisor regarding the tax consequences to you if, contrary to our belief, we are determined to be a USRPHC at any time during the applicable period.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of interest (including OID) and dividends paid to that holder and the tax withheld from those payments. Copies of those information returns may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. A non-U.S. holder may be subject to additional information reporting or to backup withholding at the applicable rate on these payments unless the certifications described above are received.

The payment of the proceeds from the disposition of convertible notes or common stock made to a non-U.S. holder may be reported to the IRS and may be reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability (if any) and may entitle the non-U.S. holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Recently Enacted Legislation

Recently enacted legislation regarding foreign account tax compliance imposes new information reporting and withholding tax requirements beginning on January 1, 2013 for interest, dividends, and sales proceeds paid to certain non-U.S. entities that own debt obligations of, or shares in, U.S. corporations (or who hold such obligations or shares on behalf of other investors). The withholding obligations do not apply to interest payments on, or gross proceeds from the sale or other disposition of, obligations outstanding prior to March 18, 2012, and therefore will not apply to payments of interest or gross proceeds made with respect to the convertible notes (even after 2012) but could apply to payments made on or after the effective date with respect to the common stock, if any, received upon conversion of the convertible notes. In general, to avoid a 30% withholding tax on such payments with respect to the common stock, (1) foreign financial institutions that hold shares in U.S. corporations will be required to identify for the IRS each U.S. account owner who is a beneficial owner of such shares and to provide certain information regarding the account and other U.S. investors in such foreign financial institution, and also to agree to comply with certain other requirements, and (2) other foreign entities (aside from public companies) that are beneficial owners of shares will also be required to identify U.S. persons who own a 10% or greater interest in such foreign entity. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the convertible notes and common stock received upon conversion thereof.

UNDERWRITING

Subject to the conditions specified in the underwriting agreement dated as of December 1, 2010, each of the underwriters named below for whom Barclays Capital Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are joint-book running managers, has severally agreed to purchase from us, and we have agreed to sell to the underwriters, the principal amount of convertible notes indicated in the following table:

Underwriters	Principal Amount of Convertible Notes
Barclays Capital Inc.	$175,000,000
Goldman, Sachs & Co.	150,000,000
J.P. Morgan Securities LLC	125,000,000
Wells Fargo Securities, LLC	20,000,000
Mitsubishi UFJ Securities (USA), Inc.	10,000,000
RBS Securities Inc.	10,000,000
SunTrust Robinson Humphrey, Inc.	10,000,000

Total	$500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the convertible notes in this offering if any are purchased other than those covered by the option to purchase additional convertible notes. The conditions contained in the underwriting agreement include requirements that:

•	the representations and warranties made by us to the underwriters are true;

•	there has been no material adverse change in our condition or in the financial markets;

•	we deliver the customary closing documents to the underwriters; and

•	the underwriters receive certain legal opinions from their counsel.

Option to Purchase Additional Convertible Notes

We have granted the underwriters an option to purchase for a 13-day period beginning with the original date of issuance of the convertible notes, from time to time, in whole or in part, up to an additional $75 million aggregate principal amount of convertible notes at the public offering price less underwriting discounts and commissions. This option may be exercised only if the underwriters sell more than $500 million principal amount of convertible notes in connection with this offering. The offering of the convertible notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Commission and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an additional $75 million aggregate principal amount of convertible notes. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the convertible notes.

	No Exercise	Full Exercise
Per convertible note	$22.50	$22.50
Total	$11,250,000	$12,937,500

The representative of the underwriters has advised us that the underwriters propose to offer the convertible notes directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $13.50 per convertible note. After the offering, the representative may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be approximately $2.5 million (exclusive of underwriting discounts and commissions). In addition, the underwriters have agreed to reimburse up to $93,750 of expenses incurred by the Company to the extent the underwriters exercise their option to purchase additional convertible notes as described above under “—Option to Purchase Additional Convertible Notes.”

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, without the prior written consent of Barclays Capital Inc., we and they will not offer, pledge, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities that may be converted into or exchanged for any common stock, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities or publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement other than permitted transfers, except that our directors and executive officers may sell in the aggregate up to 250,000 shares of common stock during this period.

Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Liquidity of the Trading Market

The convertible notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the convertible notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the convertible notes.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the convertible notes, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of convertible notes the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of convertible notes involved in the sales made by the underwriters in excess of the number of convertible notes they are obligated to purchase is not greater than the number of convertible notes that they may purchase by exercising their option to purchase additional convertible notes. In a naked short position, the number of convertible notes involved is greater than the number of convertible notes in their option to purchase additional convertible notes. The underwriters may close out any short position by either exercising their option to purchase additional convertible notes and/or purchasing shares in the open market. In determining the source of convertible notes to close out the short position, the underwriters will consider, among other things, the price of convertible notes available for purchase in the open market as compared to the price at which they may purchase convertible notes through their option to purchase additional convertible notes. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the convertible notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the convertible notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the convertible notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our convertible notes and common stock or preventing or retarding a decline in the market price of our convertible notes and common stock. As a result, the price of our convertible notes and common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our convertible notes or common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stamp Taxes

If you purchase convertible notes offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriters and their related entities are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. For example, Barclays Capital Inc. is an agent and lender under our existing revolving credit facility. They have received customary compensation and expenses for these commercial and investment banking transactions. Barclays Capital Inc. is acting as dealer manager in connection with our tender offer for our 3.25% convertible debentures and will receive customary compensation and expense reimbursement therefor. In the ordinary course of their various business activities, the underwriters and their related entities may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their related entities may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Non-US Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Australia

No prospectus supplement or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the convertible notes has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the convertible notes for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The convertible notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the convertible notes may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the convertible notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus supplement has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the convertible notes. The convertible notes are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the convertible notes in this offer may not transfer or resell those shares except to other QIIs.

Korea

The convertible notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The convertible notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the convertible notes may not be resold to Korean residents unless the purchaser of the convertible notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the convertible notes.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the convertible notes may not be circulated or distributed, nor may the convertible notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the convertible notes are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the convertible notes under Section 275 of the SFA except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii)	(in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii)	where no consideration is or will be given for the transfer; or

(iv)	where the transfer is by operation of law.

By accepting this prospectus supplement, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

Legal matters with respect to the validity of the convertible notes being offered hereby will be passed on for us by Dewey & LeBoeuf LLP, New York, New York. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.omnicare.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the addresses and Internet sites listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Omnicare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed February 25, 2010;

(b)	Omnicare, Inc.’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010, filed May 6, 2010, August 5, 2010 and October 28, 2010, respectively and the amendment to the quarterly report on Form 10-Q/A for the period ended June 30, 2010 filed August 5, 2010;

(c)	Omnicare, Inc.’s Current Reports on Form 8-K filed May 17, 2010, May 21, 2010, May 28, 2010, June 14, 2010, June 18, 2010, June 30, 2010, July 29, 2010, August 2, 2010, August 2, 2010, September 21, 2010, September 21, 2010 and November 16, 2010, respectively; and

(d)	Omnicare, Inc.’s description of its common stock contained in the Registration Statement filed on Form 8-A, filed November 25, 1981, pursuant to Section 12(b) of the Securities Exchange Act of 1934 including any amendment or report updating such description.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Documents Incorporated by Reference into this Prospectus.” Any further filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the convertible notes made hereby also will be incorporated by reference in this prospectus supplement (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Omnicare, Inc., 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, Attention: Secretary; telephone number (859) 392-3300. The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.

Descriptions in this prospectus supplement or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to, or incorporated by reference in, the prospectus supplement.

OMNICARE, INC.

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Warrants

We may offer from time to time

•	debt securities, which may be senior or subordinated and which may be convertible into shares of our common stock or other debt securities,

•	guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries,

•	shares of our common stock, par value $1.00 per share,

•	shares of our preferred stock, no par value, or

•	warrants to purchase any of the other securities that may be sold under this prospectus.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “OCR.”

The mailing address of our principal executive office is 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky 41011. Our telephone number is (859) 392-3300.

Investing in these securities involves risks. You should carefully review the information under the heading “Risk Factors” on page 2 regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

The date of this prospectus is May 10, 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act utilizing a “shelf” registration process. Under this shelf process, we may sell, at any time and from time to time, the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date.

Unless otherwise stated or the context requires otherwise, references to “Omnicare,” “we,” “us”, “our” and the “Company” refer to Omnicare, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.

The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with our Corporate Integrity Agreements. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

OUR COMPANY

Omnicare was formed in 1981. Today, Omnicare is a leading pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions. Our clients include primarily skilled nursing facilities (“SNFs”), assisted living facilities (“ALFs”), retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. Omnicare is also a provider of specialty pharmaceutical products and support services. Omnicare provides its pharmacy services to long-term care facilities as well as chronic care and other settings which comprised approximately 1,370,000 beds, including approximately 74,000 patients served by the patient assistance programs of its specialty pharmacy services business as of March 31, 2010. The comparable number at March 31, 2009 was approximately 1,382,000 (including 56,000 patients served by the patient assistance programs of the specialty pharmacy services business). We provide our pharmacy services in 47 states in the United States (“U.S.”), the District of Columbia and in Canada at March 31, 2010. As well, Omnicare provides operational software and support systems to long-term care pharmacy providers across the United States. Omnicare’s contract research organization provides comprehensive product development and research services for the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostic industries in 32 countries worldwide as of March 31, 2010.

In mid-2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the disposal group”) that are non-strategic in nature. The disposal group, historically part of Omnicare’s Pharmacy Services segment, primarily represents ancillary businesses which accompanied other more strategic assets obtained by Omnicare in connection with the Company’s institutional pharmacy acquisition program. The results from continuing operations for all periods presented have been revised to reflect the results of the disposal group as discontinued operations, including certain expenses of the Company related to the divestiture.

We operate in two business segments. The Company’s primary line of business, Pharmacy Services, provides distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to SNFs, ALFs, retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. Pharmacy Services purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in these facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, our Pharmacy Services segment provides a variety of other products and services, including intravenous medications and nutrition products (infusion therapy services), respiratory therapy services, medical supplies and equipment, clinical care planning and financial software information systems, electronic medical records systems, pharmaceutical informatics services, pharmacy benefit management services, retail and mail-order pharmacy services, pharmaceutical care management for hospice agencies and product support and distribution services for specialty pharmaceutical manufacturers. We also provide pharmaceutical case management services for retirees, employees and dependents who have drug benefits under corporate-sponsored healthcare programs. Since 1989, we have been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents. The Pharmacy Services segment comprised approximately 97% of the Company’s total net sales during each of the three years ended December 31, 2009, 2008 and 2007.

Our other business segment is contract research organization services (“CRO Services”). CRO Services is a leading international provider of comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostics industries. Our CRO Services segment provides support for the design of regulatory strategy and clinical development of pharmaceuticals by offering individual, multiple, or comprehensive and fully integrated services including clinical, quality assurance, data management, medical writing and regulatory support for our client’s drug development programs. The CRO Services segment comprised approximately 3% of the Company’s total net sales during each of the three years ended December 31, 2009, 2008 and 2007.

Corporate Information

Our principal executive office is 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky 41011, and our telephone number is (859) 392-3300. Our corporate website address is www.omnicare.com. Information contained on our website is not part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges.

	Year Ended December 31,					Three Months Ended March 31, 2010
	2005	2006	2007	2008	2009
Ratio of Earnings to Fixed Charges(1)(2)	2.9x	2.4x	1.8x	2.2x	2.9x	3.1x

(1)	Our ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative by management of the interest portion) of rent expense.
(2)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, repayment or reduction of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

We may issue debt securities either separately or together with, or upon the conversion of or in exchange for, other securities. The debt securities will be our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture.

The applicable prospectus supplement and the form of indenture relating to any particular debt securities offered will describe the specific terms of that series. When evaluating the debt securities, you also should refer to all provisions of the indenture and the debt securities. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. When we refer to “Omnicare,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Omnicare, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

This section summarizes selected terms of the debt securities that we may offer. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title and series designation of the series of debt securities and whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities will be guaranteed and the terms of any such guarantees;

•	the date or dates on which the principal amount and premium, if any, are payable;

•

the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•

whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•

provisions relating to the modification, supplement or waiver of any provisions of the indenture relating to the debt securities of the series both with and without the consent of holders of the debt securities of such series;

•

whether the debt securities of the series, in whole or any specified part, will be defeasible pursuant to the indenture and the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	the events of default pertaining to the debt securities of the series;

•	covenants pertaining to the debt securities of the series;

•	if other than U.S. dollars, the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series;

•	whether the debt securities of the series may be satisfied and discharged and, if so, the terms and conditions for such satisfaction and discharge;

•

any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•

whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture;

•

whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•

whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

•	any special United States federal income tax considerations applicable to the debt securities of the series;

•	any addition to or change in the covenants set forth in the indenture which apply to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series. In addition, the prospectus supplement relating to a series of subordinated debt securities will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Subordination Provisions Relating to Subordinated Debt

Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Conversion and Exchange Rights

The debt securities of a series may be convertible into or exchangeable for any of our other securities, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion or exchange price and any adjustments thereto, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

The Trustees under the Indentures

A trustee in its individual or any other capacity may become the owner or pledgee of debt securities and may otherwise deal with us or any of our affiliates with the same rights it would have if it were not a trustee. If, however, any trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, a trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of its own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such series to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor depositary for such series or a nominee of such successor depositary. The specific terms of the depository arrangement will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Debt securities may be guaranteed by certain of our domestic subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share.

Common Stock

This section summarizes the general terms of our common stock that we may offer. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and the market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all of the provisions of our charter, our by-laws and the Delaware General Corporation Law (the “DGCL”). Our charter and by-laws are incorporated by reference in the registration statement.

Terms of the Common Stock

As of March 31, 2010, 120,198,769 shares of our common stock were outstanding. Our common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of our common stock have one vote on any matter submitted to the vote of stockholders. Our common stock does not have cumulative voting rights. Upon our liquidation, the holders of our common stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of our common stock are fully paid and nonassessable.

Provisions with Possible Anti-takeover Effects

Certain provisions of our charter, by-laws and the DGCL may delay or prevent any transaction involving us that might result in a change of control.

Fair Price Provision.

With certain exceptions, in the event a person, corporation or other entity owns 10% or more of our stock entitled to vote, a majority of the outstanding shares of our capital stock not so owned is required to authorize (i) any merger or consolidation of us with or into such corporation, (ii) any sale, lease, exchange or other disposition of all or a substantial part of our assets to or with such person, corporation or other entity or (iii) issuances and transfers of our securities to such person, corporation or other entity for assets and/or securities with a value of at least $5 million or for cash.

Board of Directors.

Our board of directors, when evaluating any offer of another party to make a tender or exchange offer for our equity securities, merge or consolidate with us, purchase or otherwise acquire all or substantially all of our assets, shall, in connection with the exercise of its judgment in determining what is in the best interests of us and our stockholders, give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and on the communities in which we operate or are located.

Our charter also provides that directors may be removed without cause only by the holders of two-thirds of the shares of our capital stock then entitled to vote on the election of directors.

Amendments to the Charter.

The sections of our charter relating to the fair price and director removal provisions described above, as well as those relating to elimination of director liability, indemnification of directors and the ability of our board of directors to amend the by-laws, may only be repealed or amended with the approval of the holders of two-thirds of the outstanding shares of each class of our capital stock entitled to vote thereon as a class.

Business Combinations.

We are subject to Section 203 of the DGCL which restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3 % of the outstanding voting stock not owned by the interested stockholder.

Future Issuances of Preferred Stock.

We are not required to seek stockholder approval prior to designating any future series of preferred stock. Our board of directors could issue preferred stock in one or more transactions with terms which might make the acquisition of control of our company more difficult or costly.

Transfer Agent

The transfer agent for our common stock is BNY Mellon Shareowner Services, Jersey City, New Jersey.

Preferred Stock

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the preferred stock, you also should refer to all of the provisions of our charter, the applicable certificate of designation for the offered series of preferred stock and the DGCL. The applicable certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement.

General

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the DGCL. 20,000 shares of our authorized preferred stock have been designated as Series A Junior Participating Preferred Stock, a series that was created by resolution of our board of directors on May 17, 1999 in connection with our adoption of a shareholder rights plan, which expired according to its terms on June 2, 2009.

Our board of directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the purchase price of the preferred stock;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•

the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding up;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

Holders of shares of preferred stock will be entitled to receive, when and as declared by our board of directors, dividends payable at the dates and at the rates, if any, per share per annum as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each series of preferred stock will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to that preferred stock. If we should fail at any time to pay accrued dividends on any senior shares at the time the dividends are payable, we may not pay any dividend on the junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until the accumulated but unpaid dividends on the senior shares have been paid or set aside for payment in full by us.

Unless otherwise set forth in the applicable prospectus supplement, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) may be declared or paid or set aside for payment, nor may any other distribution be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends, nor may any common stock or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any of that stock) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the preferred stock of that series as to dividends) unless (i) if that series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period. However, any monies deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund may be applied to the purchase or redemption of that preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of the application full dividends, including cumulative dividends, upon shares of the preferred stock outstanding on the last dividend payment date have been paid or declared and set apart for payment. In addition, any junior or parity preferred stock or common stock may be converted into or exchanged for our stock ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise set forth in the applicable prospectus supplement. Accrued but unpaid dividends will not bear interest, unless otherwise set forth in the applicable prospectus supplement.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of the preferred stock as to the rights upon liquidation, dissolution or winding up will have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation nor merger of us with another corporation nor a sale of securities will be considered a liquidation, dissolution or winding up of us.

Voting Rights

The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our board of directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that class;

•	increase or decrease the par value of the shares of that class; or

•	alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.

Miscellaneous

The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our charter or the applicable certificate of designation or as otherwise required by law.

Outstanding Preferred Stock

As of April 30, 2010, there were no shares of preferred stock outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•

the principal amount of, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise thereof and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	a discussion of any special United States federal income tax considerations applicable to the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. Eastern Standard Time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. Eastern Standard Time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities under this prospectus from time to time. We may sell the securities to one or more underwriters for public offering and sale by them; or we may sell the securities to investors through agents or dealers; or we may use a combination of these methods. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors in those jurisdictions where we are authorized to do so.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriter, dealer or agent that will participate in the distribution of securities will be identified in the prospectus supplement or other offering materials.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us or it at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

The securities also may be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The securities may or may not be listed on a national securities exchange or a foreign securities exchange. Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

LEGAL MATTERS

Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.omnicare.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the addresses and Internet sites listed above.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Omnicare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed February 25, 2010;

(b)	Omnicare, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed May 6, 2010; and

(c)	Omnicare, Inc.’s description of its common stock contained in the Registration Statement filed on Form 8-A pursuant to Section 12(b) of the Securities Exchange Act of 1934 including any amendment or report updating such description.

We also are incorporating by reference all future documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities made hereby (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Omnicare, Inc., 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, Attention: Secretary; telephone number (859) 392-3300. The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.

$500,000,000

Omnicare, Inc.

3.75% Convertible Senior Subordinated Notes due 2025

Prospectus Supplement

December 1, 2010

Joint Book-Running Managers

Barclays Capital

Goldman, Sachs & Co.

J.P. Morgan

Co-Managers

Wells Fargo Securities

Mitsubishi UFJ Securities

RBS

SunTrust Robinson Humphrey